EX 10.12

LEASE AGREEMENT
between
DCI 1001 Minneapolis Venture, LLC,
as Landlord,
and
Select Comfort Corporation,
as Tenant

1001 3rd Avenue South
Minneapolis, MN 55404

1001 3rd Avenue South - Select Comfort Corporation - NNN (2016 v1.1)

LEASE AGREEMENT
1001 3rd Avenue South

THIS LEASE AGREEMENT (“Lease”) is made and entered into as of the Effective Date (as defined in Section 9.20 below), by and between DCI 1001 Minneapolis Venture, LLC, a Delaware limited liability company (“Landlord”), and Select Comfort Corporation a Minnesota corporation (“Tenant”).

ARTICLE 1
BASIC LEASE INFORMATION AND DEFINED TERMS

Section 1.1    Basic Lease Information.

(a)    Additional Rent shall mean all charges and amounts due from Tenant to Landlord under this Lease, other than Base Rent.

(b)    Base Rent shall mean the following:

Year    PSF        Year            Month
1    $10.25        $2,160,894.75        $180,074.56
2    $10.49        $2,211,491.31        $184,290.94
3    $10.73        $2,262,087.87        $188,507.32
4    $10.98        $2,314,792.62        $192,899.39
5    $11.23        $2,367,497.37        $197,291.45
6    $11.49        $2,422,310.31        $201,859.19
7    $11.75        $2,477,123.25        $206,426.94
8    $12.02        $2,534,044.38        $211,170.37
9    $12.30        $2,593,073.70        $216,089.48
10    $12.58        $2,652,103.02        $221,008.59
11    $12.87        $2,713,240.53        $226,103.38
12    $13.16        $2,774,378.04        $231,198.17
13    $13.46        $2,837,623.74        $236,468.65
14    $13.77        $2,902,977.63        $241,914.80
15    $14.08        $2,968,331.52        $247,360.96

The yearly and monthly rent figures above assume a Premises of 210,819 Rentable Square Feet and Base Rent shall be adjusted if the final Premises size differs.

(c)    Building shall mean the building located on the Land.

(d)    Building Rules shall mean all rules and regulations adopted or modified by Landlord from time to time for the safety, care, cleanliness, and reputation of the Building

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and for the preservation of good order in the Building. The current Building Rules are attached at Exhibit “C”.

(e)    Commencement Date shall mean November 1, 2017, as confirmed in Exhibit F.

(f)    Common Areas shall mean those areas within the Project devoted to corridors, elevator foyers, restrooms, lobby areas, meeting rooms, and other areas provided for the common use or benefit of tenants generally.

(g)    1001 3rd Avenue South shall mean the Project and shall include the Project as it currently exists or as it may from time to time hereafter be expanded or modified.

(h)    Insurance Costs shall mean all costs incurred by Landlord in obtaining insurance on the Project, including property, liability, and casualty insurance on the Building, but excluding all insurance costs which Tenant is required to provide under Section 7.3 below.

(i)    Land shall mean the tract of real property that is described in Exhibit “A” to this Lease.

(j)    Lease Term shall mean a term commencing on the Commencement Date and continuing for one-hundred eighty (180) full calendar months.

(k)    Operating Expenses shall have the meaning set forth in Exhibit “D”.

(l)    Notice Addresses shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:
Select Comfort Corporation
Attention: General Counsel
9800 59th Avenue North
Minneapolis, Minnesota 55442

After November 1st, 2017 the following address should be used:
Select Comfort Corporation
Attention: General Counsel
1001 3rd Avenue South, Suite 2000
Minneapolis, MN 55404

Landlord:
c/o DCI Technology Services LLC
LEASE ADMINISTRATION NOTICES
331 2nd Avenue South, Suite 100
Minneapolis, MN 55401
Attn:    Spencer Mullee

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(m)    Permitted Use shall mean the use of the Premises for (i) general office, call center, storage, and research and development space, (ii) uses which are incidental and related to each of these uses, and (iii) any other use as permitted by law.

(m)    Person shall mean, as applicable, a natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, or any other legal entity.

(n)    Premises shall mean the areas of the Building, as outlined on the floor plan of the Building which is attached as Exhibit “B” to this Lease of approximately 210,819 Rentable Square Feet.

(o)    Project shall mean, collectively, the Building, the Land, and all other improvements located on the Land (including parking areas, parking garages, plaza areas, and other similar areas relating to the Building).

(p)     (i)    Projected Delivery Date shall mean July 15, 2017.

(ii)    Early Access. Tenant will have unrestricted access to the Premises beginning on the Projected Delivery Date and continuing until the Commencement Date to perform activities without being deemed to have taken possession. Early Access period will be on the terms of this Lease, excluding Rent and Additional Rent.

(q)    Rent shall mean, collectively, Base Rent; Tenant's Proportionate Share of Operating Expenses and Taxes; Utility Costs; all Additional Rent; and any other amounts payable to Landlord by Tenant.

(r)    Rentable Square Feet shall mean the Usable Square Feet within the Premises, together with an additional amount representing a portion of the Common Areas, Service Areas and other non-tenant space on floors one (1) through six (6) in the Building. For purposes of this Lease, the parties have agreed that the Premises shall be deemed to consist of 210,819 Rentable Square Feet on floors one, two, and three and that floors one (1) through six (6) of the Building shall be deemed to consist of 318,919 Rentable Square Feet. However, both Landlord and Tenant acknowledge that neither of these figures was calculated by measuring the Common Areas, Service Areas and other non-tenant spaces in the Building and that neither Landlord nor Tenant shall have a right to demand re-measurement or recalculation of the Rentable Square Feet applicable to the Premises or the Building.

(s)    Security Deposit. Waived.

(t)    Service Areas shall mean those areas within the outside walls of the Building which are used for mechanical rooms, stairs, elevator shafts, flues, vents, stacks, pipe shafts, risers, raceways, and vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

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(u)    Taxes shall mean all taxes and assessments and governmental charges, whether federal, state, county or municipal, and whether levied or assessed by taxing districts or authorities presently taxing the Landlord, the Premises or the Project or any part of either, or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project or the ownership or operation thereof together with any costs incurred by Landlord (including reasonable attorneys' fees and costs of investigation) relative to any negotiation, contest, or appeal pursued by Landlord to reduce or prevent an increase in any portion of the Taxes, regardless of whether any reduction or limitation is obtained.

(v)    Tenant's Proportionate Share shall mean a fraction, the numerator of which is the number of Rentable Square Feet within the Premises, and the denominator of which is the number of Rentable Square Feet on floors one (1) through six (6) of the Building. Accordingly, the parties acknowledge and agree that Tenant's Proportionate Share under this Lease is 66.10425 percent and confirmed in Exhibit F.

(w)    Trade Fixtures shall mean any and all signs and other equipment, including without limitation, the switch and related equipment to be installed by Tenant or placed by Tenant within the Premises pursuant to the provisions of this Lease and any and all items of property used by Tenant in the Premises, including furniture. However, the term Trade Fixtures shall not include any permanent leasehold improvements including any floor, wall, or ceiling coverings, any interior walls or partitions, any lighting fixtures, track lights, or any property which is a part of or associated with any of Landlord's electrical, plumbing, or mechanical systems in the Building, notwithstanding that the same may have been installed within the Premises by Tenant. Notwithstanding the foregoing, Tenant will be installing a store in the Premises for display purposes and all Tenant trade fixtures as installed by Tenant, including but not limited to, signage and Tenant’s unique store design will remain the property of Tenant.

(x)    Usable Square Feet shall mean the gross number of square feet enclosed by the surface of the exterior glass walls, the midpoint of any walls separating portions of the Premises from those of adjacent tenants, the slab penetration line of all walls separating the Premises from Service Areas, and the corridor side of walls separating the Premises from Common Areas, as confirmed by Tenant’s and/or Landlord's architect(s).

(y)    Utility Costs shall mean all costs incurred by Landlord in providing electricity, gas, water, and sewage disposal facilities to the Building, (including but not limited to electricity used for heating, air conditioning, operation of office machines and the lighting and operation of elevators and escalators), and other equipment used on or about the Building, but excluding all such costs which Tenant may, from time to time, be obligated to pay on a separately metered basis under the provisions of Section 4.3.

Section 1.2    Defined Terms.
Each of the terms defined in Section 1.1 will be used as defined terms in this Lease (including the Exhibits to this Lease). In addition, other terms are defined in various sections of this Lease. All words which are used as defined terms in this Lease are delineated with initial capital letters

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and, when delineated with initial capital letters, shall have the meaning specified in the applicable provision of this Lease in which such term is defined.

ARTICLE 2
OCCUPANCY AND USE

Section 2.1    Premises and Term.
In consideration for the obligation of Tenant to pay Rent and subject to and upon the terms and conditions stated in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Lease Term. Landlord will deliver the Premises free from all prior tenant’s furniture, fixtures and equipment and in compliance with all applicable federal, state and local codes, including compliance with the Americans with Disability Act (“ADA”), with any pre-existing environmental contamination or Hazardous Materials removed or remediated. Landlord agrees to tender the Premises to Tenant with Landlord’s work completed no later than July 15, 2017. If Landlord requests, Tenant shall execute a memorandum (in a form approved by Landlord) specifying the date upon which the Commencement Date actually occurred as attached as Exhibit F.

Section 2.2    Leasehold Improvements.
The Premises shall be delivered to Tenant in an “as is” condition. Landlord shall install the initial leasehold improvements in the Premises in accordance with Section 5.1 below. Tenant has made a complete examination and inspection of the Premises and accepts the same in its current condition, “as is” and without recourse to Landlord. Landlord shall have no obligation to provide any leasehold improvements to the Premises or to repair, decorate, or paint the Premises, unless otherwise expressly set forth in this Lease, or Landlord’s Work Letter as set forth in Exhibit E. Landlord has made no representations or warranties to Tenant with respect to the condition of the Premises, the Building, or the Project. Tenant's occupancy of the Premises shall be deemed an acknowledgment by Tenant that the Premises are suitable for Tenant's intended use, and Landlord expressly disclaims any warranty that the Premises are suitable for Tenant's intended use. Landlord does not make any warranties, express or implied, with respect to the Premises, the Building, or the Project. All implied warranties (including those of habitability, merchantability, or fitness for a particular purpose) are expressly negated and waived.

Section 2.3    Use.
The Premises may be used only for the Permitted Use specified in Section 1.1(m) and for no other purposes without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed. Tenant's use of the Premises shall be in compliance with the Building Rules and with all applicable Legal Requirements and Insurance Requirements. Tenant shall not use the Premises for any purpose which is dangerous to person or property, which creates a nuisance, which would violate the Building Rules, or which would violate any applicable Legal Requirement or Insurance Requirement. Tenant shall comply with, and shall cause any Tenant Related Parties to comply with, all Building Rules and all Legal Requirements and Insurance Requirements relating to the use, condition, or occupancy of the Premises. “Insurance Requirements” shall mean all terms of any insurance policy obtained by Landlord or Tenant covering or applicable to the Premises or the Project; all requirements for the issuing of each such insurance policy; and all orders, rules, regulations, and other requirements of the National Board of

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Fire Underwriters (or any other bodies exercising any similar functions) which are applicable to or affect the Premises, the Building, or the Project or any use or condition of the Premises, the Building, or the Project. “Legal Requirements” shall mean all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, and licenses of all governmental authorities, foreseen or unforeseen, which now or at any time hereafter may be applicable to the Premises, the Building, or the Project, including (a) the Americans with Disabilities Act, (b) all federal, state, and local laws, regulations, and ordinances pertaining to air and water quality, hazardous materials, waste disposal, and other environmental matters; and (c) all laws, codes, and regulations pertaining to zoning, land use, health, or safety. “Tenant Related Parties” shall mean Tenant's officers, partners, employees, agents, contractors, licensees, concessionaires, and subtenants.

Section 2.4    Intentionally Deleted

ARTICLE 3
RENT

Section 3.1    Rental Payments.
Tenant shall pay Base Rent and Additional Rent to Landlord for each month during the Lease Term as provided in this Lease. Rent shall be due and payable in advance on the first (1st) day of each month during the Lease Term. If the Commencement Date is a date other than the first (1st) day of a calendar month, the Rent for the portion of the calendar month in which the Commencement Date occurs shall be due and payable on the Commencement Date; and the Rent for such partial month shall be prorated based upon the number of days from the Commencement Date to the end of that calendar month. Rent for any partial month at the end of the Lease Term shall be prorated based upon the number of days from the beginning of that month to the end of the Lease Term. Rent shall be payable at the address for Landlord designated in the first (1st) paragraph of this Lease (or at such other address as may be designated in writing by Landlord from time to time). Tenant shall pay all Rent under this Lease at the times and in the manner provided in this Lease, without abatement, notice, demand, counterclaim, or set-off, except as specifically set forth in this Lease. Any charges or other sums payable by Tenant to Landlord under the terms of this Lease shall be considered as Additional Rent. No payment by Tenant or receipt by Landlord of a lesser amount than the total amount of Rent then due shall be deemed to be other than on account of the earliest past due installment of Rent required to be paid under this Lease. No endorsement or statement on any check or in any letter accompanying any check or payment of Rent shall ever be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of the Rent then due or to pursue any other remedy available under this Lease, at law, or in equity.

Section 3.2    Interest/Late Charge.
In the event that Tenant fails to pay any monthly Rent installment within ten (10) days after the date on which any such Rent installment becomes due and payable, after the first such late payment in any Lease year, then (a) Tenant shall also be obligated to pay interest on such past due amounts at a rate equal to the lesser of twelve percent (12%) per annum or the highest rate of interest permitted

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by applicable law and (b) Tenant shall pay a late charge in the amount of five percent (5%) of the amount of such past due Rent installment, as Additional Rent under this Lease. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid interest and late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in the inverse order of their maturity. Tenant's failure to pay any installment of Rent when due may cause Landlord to incur anticipated costs (including processing and accounting costs), and the exact amount of these costs is extremely difficult to ascertain. Therefore, the late charges permitted under this Section 3.2 shall be liquidated damages for those costs and shall be in addition to and shall be cumulative of any other rights and remedies which Landlord may have under this Lease with regard to the failure of Tenant to make any payment of Rent or any other sum due under this Lease.

Section 3.3    Consecutive Late Payments.
If Tenant fails in two (2) consecutive months to make Rent payments within ten (10) days after the date when due, Landlord may require that future Rent payments be paid by ACH payment. The election by Landlord to exercise the foregoing remedy shall be made by written notice to Tenant and shall be in addition to any interest and late charges accruing under Section 3.2, as well as any other rights and remedies accruing as a result of such default. Any acceptance of a monthly Rent payment in the form of a personal or corporate check by Landlord thereafter shall not be construed as a subsequent waiver of these rights.

Section 3.4    Intentionally Deleted.

Section 3.5    Tenant's Proportionate Share of Operating Expenses and Taxes.
In addition to the payment of Base Rent, Tenant shall pay to Landlord Tenant's Proportionate Share of Operating Expenses and Taxes in accordance with Section 1.1 (v) and Exhibit “D” attached hereto.

ARTICLE 4
BUILDING SERVICES AND UTILITIES

Section 4.1    Services to be Furnished by Landlord to Tenant.
Landlord shall furnish Tenant (subject to the terms and conditions of this Article 4 and Exhibit D) with the following services (“Building Standard Services”) during the Lease Term:

(a)    Central heating and air conditioning in season to the Premises (as part of Building Standard Capacity) and the enclosed public areas of the Building;
(b)    Non-exclusive passenger escalator and/or elevator services and non-exclusive freight elevator service;
(c)    Maintenance and repair of the roof, exterior walls, and public areas of the Building and electric lighting for all public areas of the Building;
(d)    Janitorial service for the Premises as well as corridors and other public areas of the Building;
(e)    Common use rest rooms and drinking fountains at locations provided for general use of the tenants in the Building and their guests and invitees; and;

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(f)    Security services for the Project.

Landlord recognizes that, at Tenant’s sole costs and expense, Tenant has the right to operate in the Premises twenty-four (24) hours a day, seven (7) days a week.

The Building Standard Services shall be provided (i) during the hours and days which Landlord establishes from time to time as the normal business hours of the Building; (ii) at such locations, in such manner, and to the extent deemed by Landlord to be reasonably adequate for the use and occupancy of the Building, and with due regard for the prudent control of energy; (iii) subject to temporary cessation for ordinary repair, maintenance, and cleaning and during times when life safety systems override normal Building operating systems; and (iv) subject to the other limitations described in this Lease.

Section 4.2    Utilities.
Landlord has caused the necessary mains, conduits, and other facilities necessary to supply normal water, electricity, telephone service, and sewage service to the Building. Landlord shall maintain those facilities within the Building but shall have no responsibility with respect to any of those facilities located outside the boundaries of the Project and not found on Landlord’s property. To the extent the Building Standard Services require electricity, water, or other specified utilities supplied by public utilities, Landlord's obligations under this Lease shall only require Landlord to use reasonable efforts to cause the applicable public utilities to furnish those utilities; and Landlord shall not be responsible for, and shall have no liability with respect to, the quality, quantity, or condition of any services provided by such public utilities. At Landlord’s option, the utilities applicable to the Premises may be separately metered and, in such event, the cost of such utility shall be paid directly by Tenant to the service provider. Notwithstanding the foregoing, if any utility service is interrupted as a result of the gross negligence of Landlord, or its agents or employees, there shall be an equitable abatement of Base Rent due hereunder based upon the length of time during which such interruption continues, and the portion of the Premises that are reasonably unusable or materially impaired for their intended use as a result of such interruption. Notwithstanding any provision set forth in this Lease to the contrary, Landlord shall be responsible for the payment of all sewer, utility set-up, developer, tap-in, connection, impact and/or hook-up fees in connection with the Premises, commonly referred to as sewer access charges, or water access charge.

Section 4.3    Electrical Services.
The facilities furnishing electrical service to the Building have the capacity for furnishing electricity in the amount of seven (7) watts per Usable Square Foot within the Premises (“Building Standard Capacity”); and Tenant’s Proportionate Share of Utility Costs will be calculated on the basis that Tenant’s electrical usage in the Premises is equal to the Building Standard Capacity. Tenant shall pay Tenant's Utility Costs on a monthly basis concurrently with Tenant's payment of Base Rent. Tenant's lighting, heating, air conditioning and receptacle/equipment loads in the Premises shall not have an electrical design load greater than the Building Standard Capacity. In the event Tenant's actual electrical usage within the Premises exceeds the Building Standard Capacity, such excess electrical usage may affect the capability of such electrical systems to furnish electricity to other tenants of the Building at the Building Standard Capacity. For this reason, Landlord shall have the

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right to determine the amount of any electrical usage by Tenant from time to time and, if such electrical usage by Tenant exceeds the Building Standard Capacity, may either separately meter Tenant's electrical usage within the Premises or require Tenant to reduce its electrical usage to the Building Standard Capacity. The cost of purchasing, installing, maintaining, and reading a separate meter shall be at Tenant's expense, and Tenant shall pay to Landlord, on demand, the cost of the consumption of electrical services within the Premises in excess of the Building Standard Capacity at rates determined by Landlord in accordance with applicable laws. In addition, Tenant shall pay for all costs of any wiring, risers, raceways, transformers, electrical panels, and other items required by Landlord, in Landlord’s discretion, to accommodate Tenant’s design loads and capacities that exceed the Standard Building Capacity, that Landlord agrees to in the design phase, including, without limitation, all installation and maintenance costs relative to that equipment. Notwithstanding the foregoing, Landlord may refuse to install, and may withhold consent for Tenant’s installation of, any wiring, transformers, electrical panels, or other equipment required to accommodate Tenant’s excess electrical usage if, in Landlord’s sole judgment, the same are not necessary or would cause damage or injury to the Project or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to the Project, or would interfere with or create or constitute a disturbance to other tenants or occupants of the Project. In no event shall Landlord incur any liability for Landlord's refusal to install, or the withholding of consent for Tenant's installation of, any such facilities or equipment; and Landlord shall have no obligation to install any electrical facility or equipment to accommodate Tenant's electrical usage in excess of the Building Standard Capacity.

Notwithstanding the foregoing, Landlord understands and agrees that Tenant's final Premises will include some higher density spaces for Tenant’s Call Center, Product and R&D spaces. These spaces shall be indicated on Tenant's final plans.

Section 4.4    Adverse HVAC Effect.
“Adverse HVAC Effect,” means a condition (including the use of any of Tenant’s equipment or lighting or a higher than normal occupancy rate) which, in Landlord’s reasonable judgment, after due investigation, causes more than an immaterial effect on the temperature ranges normally maintained within any part of the Building. Upon the occurrence of an Adverse HVAC Effect, Landlord may (a) require Tenant to take corrective measures to eliminate the Adverse HVAC Effect or (b) install supplemental air conditioning units or other supplemental equipment in the Premises or other portions of the Project to reduce the Adverse HVAC Effect. The cost of purchasing, installing, operating, using, and maintaining such supplemental units or equipment (together with an administrative fee equal to fifteen percent [15%] of such costs), will be paid by Tenant to Landlord upon demand.

Section 4.5    Interruption of Utilities or Services.
In the event that any utility services to the Building or the Premises are interrupted, malfunction, or are subject to partial curtailment; any equipment, machinery, or facility within the Building furnished by Landlord breaks down or, for any cause, ceases to function; or an interruption or malfunction occurs with respect to any Building Standard Service, Landlord shall use reasonable efforts to repair (if related to facilities or equipment within the Project) or obtain the restoration of such services as soon as reasonably practicable. No such occurrence, nor Landlord's compliance with any Legal Requirement or with any mandatory governmental or business requirements related

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to the conservation of energy, shall ever (a) cause Landlord to be liable or responsible to Tenant for any loss or damage which Tenant may sustain or incur as a result of any such occurrence, (b) be construed as an eviction of Tenant or as a disturbance of Tenant's use or possession of the Premises, (c) constitute a breach by Landlord of any of Landlord's obligations under this Lease, (d) work an abatement or reduction of Rent, except a set forth herein, (e) entitle Tenant to any right of setoff or recoupment, or (f) relieve Tenant of any of Tenant's obligations under this Lease.

Notwithstanding the foregoing, in the event there is a disruption in utility service, due to Landlord’s failure to maintain or repair any equipment, machinery, or facility within the Building that lasts beyond forty-eight (48) hours, or such disruption is due to the gross negligence of Landlord, such that Tenant’s employees and/or contractors are unable to operate at the Premises, Tenant’s Base Rent will abate in full until such time as the the utility service is re-established and Landlord has repaired Landlord’s equipment in the building, or cure Landlord’s gross negligence.

Section 4.6    Telecommunications.
In the event that Tenant desires to utilize the services of a telephone or telecommunications provider who is not then servicing the Project, such provider shall not be permitted to install its lines or other equipment within the Project without first obtaining the prior approval of Landlord (including Landlord’s approval of any plans or specifications for the installation of lines and/or other telecommunications equipment within the Project). Neither Landlord’s approval of any provider nor Landlord’s approval of any plans and specifications relative to the installation of any telecommunications equipment will ever constitute an indication, representation, or certification by Landlord as to the suitability, competence, or financial strength of that provider or as to the suitability of any telecommunications equipment provided. Landlord shall have no obligation to repair, maintain, or replace any telecommunications facilities or equipment provided by a telephone or telecommunications provider selected by Tenant, notwithstanding any provision of this Lease to the contrary.

ARTICLE 5
ALTERATIONS, REPAIRS AND TRADE FIXTURES

Section 5.1    Alterations, Improvements and Additions.

(a)    Intentionally Deleted.

(b)    Except for Landlord’s build out requirements of Landlord’s Work Letter, as set forth in Exhibit E, Tenant shall, at Tenant's expense, furnish, equip, and improve the Premises, to the extent necessary or appropriate for the proper operation of the Premises for the Permitted Use. Tenant's obligations to provide leasehold improvements within the Premises shall include partitions, lighting fixtures, floor and wall coverings, and other interior decoration and shall be of a design and quality consistent with the standards generally observed by Landlord and other tenants of the Building.

(c)    All work to be done to improve, equip, or alter the Premises and any work in any other areas of the Project for which Tenant is responsible shall be subject to the following conditions:

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(i)
all such work shall be done in accordance with a Work Letter and be made a part hereof and at Tenant's sole cost, risk, and expense and in accordance with all Legal Requirements, Insurance Requirements, Building Rules, and construction guidelines and standards of Landlord;

(ii)	all such work shall be performed in a good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require;

(iii)	no such work shall be commenced until approved in writing by Landlord;

(iv)	all such work shall be performed in strict accordance with the plans and/or specifications previously approved by Landlord;

(v)	all such work shall be prosecuted diligently and continuously to completion;

(vi)
all such work shall be performed in a manner so as to minimize interference with the normal business operations of other tenants in the Building; the performance of Landlord's obligations under this Lease, any other lease for space in the Building, or any Financing Lien or Ground Lease covering or affecting all or any part of the Project; and any work being done in any other portion of the Project;

(vii)
Landlord may impose such conditions with respect to such work as Landlord deems reasonably appropriate, including, without limitation, (A) requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work and (B) requiring Tenant or Tenant's contractor to maintain insurance against liabilities which may arise out of such work;

(viii)
such work shall be performed by contractors approved in writing by Landlord and, if requested by Landlord, any such contractor and all work to be performed by such contractor shall be fully bonded (with Landlord named as co-obligee) with companies and in amounts reasonably acceptable to Landlord in its sole discretion; and

(ix)
upon completion of any such work and upon Landlord's request, Tenant shall deliver to Landlord evidence of payment, contractors' affidavits, and full and final waivers of all liens for labor, services, or material.

(d)    No alterations, improvements, or additions (including lighting fixtures, track lighting tracks, track lighting cans, and light bulbs) made to the Premises by or on behalf of either Landlord or Tenant may be removed by Tenant without Landlord's prior written consent. All such alterations, improvements, or additions shall become the property of Landlord upon the termination or expiration of this Lease. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such alteration, improvement, or addition to the Premises. However, Tenant's Trade Fixtures, attached or not, shall remain the property of Tenant as provided in Section 5.3 below.

(e)    Tenant shall not allow any liens to be filed against the Premises or the Project in connection with the installation of any alterations, improvements, or additions to the Premises. If any such liens shall be filed, Tenant shall cause the same to be released immediately by payment, bonding, or other method acceptable to Landlord. If Tenant shall fail to cancel or remove any lien, then Landlord, at its sole option, may obtain the release of that lien; and Tenant shall pay

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to Landlord, on demand, the amount incurred by Landlord for the release of each lien, plus an additional charge (as reasonably determined by Landlord) to cover Landlord's administrative overhead and expenses.

(f)    Tenant hereby indemnifies and holds Landlord harmless from all losses, costs, damages, claims, expenses (including reasonable attorneys' fees and costs of suit), liabilities, or causes of action arising out of or relating to any alterations, additions, or improvements that Tenant makes or causes to be made to the Premises or to any repairs made to any portion of the Project, including any occasioned by the filing of any mechanic's, materialman's, construction, or other liens or claims (and all costs or expenses associated with any such lien or claim) asserted, filed, or arising out of such work. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent of or request by Landlord, express or implied, to any contractor, subcontractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for the improvement, alteration, or repair of the Premises or the Project or as giving Tenant any right or authority to contract for or permit the rendering of any labor or the furnishing of any materials that would give rise to a lien against the Premises or the Project.

(g)    Tenant shall have the sole responsibility for compliance with all applicable Legal Requirements and Insurance Requirements relative to any such alterations, improvements, or additions. Landlord's approval of any plans or specifications shall never constitute an indication, representation, or certification that such alterations, improvements, or additions will be in compliance with any applicable Legal Requirement or Insurance Requirement or as to the adequacy or sufficiency of the alterations, improvements, or additions to which such consent relates. In instances in which several sets of requirements must be met, the strictest applicable requirements shall control.

(h)    Tenant shall not permit any weight exceeding seventy-five (75) pounds per square foot of floor area upon the floor of the Premises.

Section 5.2    Maintenance and Repairs.
Tenant shall take good care of and maintain the Premises (including all Trade Fixtures, and improvements, additions, or alterations situated in the Premises) in a first class, clean, and safe condition. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises. Tenant shall repair or replace any damage to any part of the Project, caused by Tenant or by a Tenant Related Party. However, upon written notice and Tenant fails to cure within a reasonable time as set forth in this Lease after written notice, Landlord may, at its option, make such repairs, improvements, or replacements; and Tenant shall repay Landlord on demand the actual costs incurred by Landlord to make such repairs, improvements, or replacements plus an additional charge (as reasonably determined by Landlord) to cover administrative overhead. Landlord shall arrange for the repair and maintenance of the foundation, exterior walls, and roof of the Building; the public areas within the Building; the heating, air conditioning, and ventilation system within the Building; and the facilities providing utility services (other than facilities installed by a telephone or telecommunications provider selected by Tenant) which are located within the Project (collectively, “Landlord's Repair Obligations”). Landlord, however, shall not be required to make any repairs arising as a result of, in whole or in part, the act or negligence of Tenant or any Tenant Related Party; and the cost of those repairs shall be the obligation of Tenant. In the event that the Premises

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become in need of repairs which are within Landlord's Repair Obligations, Tenant shall give immediate notice to Landlord of the nature of such repair needs; and Landlord shall not be responsible in any way for failure to make any repairs until a reasonable time shall have elapsed after receipt by Landlord of such written notice.

Section 5.3    Trade Fixtures.
All Trade Fixtures, attached or not, shall be and remain the property of Tenant and, so long as Tenant is not in default beyond any applicable cure period under this Lease, may be removed by Tenant prior to or upon the expiration or termination of this Lease. Tenant shall repair any damage caused by such removal and restore the Premises to the condition existing prior to the installation of those Trade Fixtures, normal wear and tear excluded. Any Trade Fixtures which are not removed from the Premises upon the expiration or termination of this Lease shall be deemed to have been abandoned by Tenant and shall, at Landlord's option, become the property of Landlord. In that event, Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item.

Section 5.4    Surrender of Premises.
Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord, broom-clean and in a good state of repair and condition, excepting only ordinary wear and tear. Upon request of Landlord, Tenant shall (a) demolish or remove all or any portion of any Trade Fixtures and other property and all alterations, improvements, or additions to the Premises made by or on behalf of Tenant and (b) restore the Premises to the condition existing prior to the installation of those Trade Fixtures or other property or the making of any such alterations, improvements, or additions. Tenant will tag any wiring as installed by Tenant to ensure future potential for re-use, but Tenant will not be required to remove the cabling or wiring upon expiration of the Lease. Upon the expiration or termination of this Lease, Tenant will deliver all keys to the Premises to Landlord and inform Landlord of all combinations on locks, safes, and vaults, if any, which remain in the Premises.

ARTICLE 6
RIGHTS RESERVED BY LANDLORD

Section 6.1    Landlord's Access.
Landlord (and its agents, representatives, and contractors) shall have the right to enter upon the Premises at any reasonable time (and, in the case of an emergency, at any time) to (a) inspect the Premises; (b) make repairs, alterations, or additions (including, without limitation, to make any repairs, alterations, or additions in the portion of the Premises that is 10.5 feet and higher from the slab of the floor) as long as such repairs do not materially interfere with Tenant’s permitted use or quiet enjoyment of the Premises; and (c) show the Premises to prospective tenants, subtenants, mortgagees, and purchasers as Landlord may deem necessary or desirable. Tenant shall not be entitled to any abatement or reduction of any Rent by reason of any such entry by Landlord, and no such entry shall ever be construed to be an eviction of Tenant, a default by Landlord, or a breach of the covenant of quiet enjoyment, as long as such access, or repairs do not materially interfere with Tenant’s permitted use or quiet enjoyment of the Premises. In exercising its rights under this Section 6.1, Landlord shall use reasonable efforts to avoid (to the extent reasonable and practicable

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under the circumstances) material interference with Tenant's Permitted Use of the Premises and complete the repairs in a commercially reasonable time frame.

Landlord agrees to provide written notice of any construction or material repairs to Tenant and schedule such work at a time that minimizes any impact to Tenant.

Section 6.2    Assignment, Subletting, or Other Transfers by Tenant.
Landlord reserves the right to approve any transfers of any interest of Tenant under this Lease. Tenant shall not, without having obtained Landlord's prior written consent, (a) assign, convey, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease, the Premises, or any interest of Tenant under this Lease, (b) mortgage, pledge, or otherwise encumber any interest of Tenant under this Lease, (c) grant any concession or license within the Premises, (d) grant or transfer any management privileges or rights with respect to the Premises, (e) allow any lien, security interest, or other encumbrance to be placed upon any interest of Tenant under this Lease, (f) sublet all or any part of the Premises, or (g) permit any other party to occupy or use all or any part of the Premises. Any attempted transfer by Tenant without Landlord's prior written consent shall be of no force or effect and may, at Landlord's option, be a default by Tenant under this Lease. If Tenant is other than a natural person and if Tenant's voting securities are not traded on a national securities exchange, any conveyance, assignment, or transfer of more than a seventy-five percent (75%) interest in Tenant in a single transaction or in a series of transactions shall be deemed an assignment prohibited by this Lease. In the event of a transfer of any interest of Tenant under this Lease (whether with or without Landlord's consent), (h) Tenant shall pay to Landlord any reasonable out-of-pockets costs incurred by Landlord, not to exceed $1,000; (i) each transferee shall fully observe all covenants and obligations of Tenant under this Lease; (j) no transferee shall use the Premises for any use except the Permitted Use; (k) such transfer shall be subject to all of the terms, covenants, and conditions of this Lease; (l) any transferee must assume in writing all of the applicable obligations of the Tenant under this Lease; (m) Tenant shall remain fully liable for all conditions, requirements and financial obligations under this Lease in addition to any party to which the Lease may be assigned or sublet; and (n) any expansion, renewal, or like options granted to Tenant under this Lease shall automatically terminate as of the date of such transfer, unless the transfer is a Permitted Transfer, as defined herein. No such transfer shall ever be construed to constitute a waiver of any of Tenant's covenants contained in this Lease, a release of Tenant from any obligation or liability of Tenant under this Lease, or a waiver of any of Landlord's rights under this Lease. The consent by Landlord to a particular transfer shall not constitute Landlord's consent to any other or subsequent transfer. No transferee of Tenant shall have any right to further sublease or assign, or otherwise transfer, encumber, pledge, or mortgage its interest under this Lease. Neither the voluntary or other surrender of this Lease by Tenant nor a mutual cancellation of this Lease shall ever constitute a merger of estates. Instead, any such early termination of this Lease shall, at the option of Landlord, either terminate all or any existing subleases or sub-tenancies or operate as an assignment to Landlord of Tenant's interest in any or all such subleases or sub-tenancies.

Notwithstanding any provision herein to the contrary, Tenant shall have the absolute and unrestricted right to assign this Lease and any and all of its rights or entitlements hereunder or sublet all or any part of the Premises, without Landlord’s consent, to: (i) to an entity which controls, is controlled by, or under common control with, Tenant (an “Affiliate”), or (ii) in

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connection with the merger, acquisition or reorganization of Tenant or its Affiliate, sale of substantially all of Tenant’s assets, or in connection with the issuance, redemption or transfer of any portion of Tenant’s stock (a “Permitted Transfer”). Tenant shall be required to give notice to the Landlord for such assignment or subletting when permitted by the Securities and Exchange Commission, but will not need Landlord’s consent. Tenant shall be entitled to half of the profits regarding the Rent, if any, from any assignment or subletting, after Tenant’s reasonable sublease expenses.

Section 6.3    Assignment by Landlord.
Landlord shall have the right at any time to transfer and assign, in whole or in part and by operation of law or otherwise, Landlord's rights, benefits, privileges, duties, and obligations under this Lease, in the Building, or in any portion of the Project. Landlord shall be released from any further obligation under this Lease, and Tenant agrees to look solely to Landlord's successor in interest for the performance of, all obligations of Landlord accruing subsequent to the date of such transfer. All covenants of Landlord under this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of Landlord's interest under this Lease.

Section 6.4    Alterations and Additions by Landlord.
Landlord reserves the right to make alterations or additions to the Project at any time and from time to time. Landlord further reserves the right to construct (or permit others to construct) other buildings or improvements within the Project at any time and from time to time as long as such alterations or additions do not materially interfere with Tenant’s permitted use, or quiet enjoyment of the Premises. In the event there is a material interruption in Tenant’s use of the Premises beyond forty-eight (48) hours, there will be an equitable adjustment in the Rent and Additional Rent until such time as the material interruption is cured and Tenant can utilize 100% of the Premises. Except as set forth herein, neither the diminution nor the shutting off of any light, air, or view nor any other effect on the Premises as a result of Landlord's exercise of the rights reserved in this Section 6.4 shall affect this Lease, abate or reduce Rent, or otherwise impose any liability on Landlord.

Section 6.5    Subordination to Mortgages and Leases.
This Lease shall be subject and subordinate at all times to (a) all ground or underlying leases now existing or which may be subsequently executed affecting the Project (“Ground Lease”), (b) the lien or liens of all mortgages and deeds of trust now existing or subsequently placed on the Project or Landlord's interest or estate in the Project (“Financing Lien”), and (c) all renewals, modifications, consolidations, replacements, and extensions of any Ground Lease or Financing Lien. The provisions of this Section shall be self-operative without the necessity of the execution of any other document by any party. However, Tenant shall execute and deliver any mutually acceptable instruments, releases, or other documents as reasonably requested by Landlord for the purpose of confirming the provisions of this Section or further subjecting and subordinating this Lease to any Ground Lease or Financing Lien within twenty (20) days after Landlord’s written request therefor. In the event of the enforcement by the lessor under any Ground Lease or by the holder of any Financing Lien of the remedies provided for by law or by such Ground Lease or Financing Lien, or in the event of the transfer of the Building or Landlord's interest or estate in any part of the Building by deed in lieu of foreclosure, Tenant, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement or deed in lieu of foreclosure,

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automatically will become the tenant of such successor in interest without change in the terms or provisions of this Lease. However, such successor in interest shall not be bound by any payment of Rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease which have been actually delivered to such successor; or bound by any amendment or modification of this Lease made after the applicable Ground Lease or Financing Lien is placed against the Project without the written consent of any trustee, mortgagee, beneficiary, or lessor. Tenant shall, upon request, execute and deliver an instrument or instruments confirming the attornment and other agreements contemplated by this Section, as long as the subordination agreement does not increase Tenant’s financial obligations hereunder, or materially modify the terms and conditions of the Lease. Notwithstanding anything to the contrary set forth in this Lease, the lessor under any Ground Lease or the holder of any Financing Lien may elect at any time to cause their interest in the Project to be subordinate to Tenant's interest under this Lease by filing an instrument in the real property records of Hennepin County, Minnesota, affecting such election; and Tenant shall execute and deliver to Landlord within the time frame as set forth herein any such instruments or documents requested by the lessor under such Ground Lease or the holder of such Financing Lien for the purpose of confirming that such Ground Lease or Financing Lien is subordinated to Tenant's interest under this Lease.

Section 6.6    Certificates.
Within twenty (20) days after Landlord's written request, Tenant will execute, acknowledge, and deliver to Landlord (and any other persons specified by Landlord) a certificate certifying as to such facts (to the extent true) as Landlord may reasonably request, including (a) that this Lease is in full force and effect, (b) the date and nature of each modification to this Lease, (c) the date to which Rent and other sums payable under this Lease have been paid, (d) that Tenant is not aware of any default under this Lease which has not been cured, except such defaults as may be specified in said certificate, and (e) other items reasonably requested by Landlord. Such request may be made by Landlord at any time, and from time to time, during the Lease Term. Any such certificate may be relied upon by Landlord and by such other persons specified by Landlord or to whom such certificate may be delivered. Tenant's failure to deliver any such certificate within the specified time period shall be a default under the Lease.

Section 6.7    Building Rules.
Landlord reserves the right to rescind any of the Building Rules and to make any written modifications or additions to the Building Rules as shall be necessary or advisable for the safety, protection, care, and cleanliness of the Building and the Project, the operation of the Project, the preservation of good order in the Project, the protection and comfort of the tenants in the Building (and their agents, employees, and invitees), and the reputation of the Project. All amendments, modifications, and additions to the Building Rules shall be binding upon Tenant from the date on which notice of any such Building Rules is delivered to Tenant. While the Building Rules are intended to be of general applicability to all tenants of the Building, Landlord reserves the right to waive the applicability of any one or more of the Building Rules to a particular situation, but such waiver by Landlord shall not be construed as a waiver of such Building Rules with respect to any other comparable situation and shall not prevent Landlord from thereafter enforcing any of such Building Rules against or any or all of the tenants in the Building. Landlord agrees to apply the Rules and Regulations as attached to this Lease on a uniform basis for all tenants. Notwithstanding the foregoing, in the event there is any ambiguity between the Rules and

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Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease will prevail.

ARTICLE 7
CONDEMNATION AND CASUALTY

Section 7.1    Condemnation.
In the event of a Total Taking of the Premises or the Building, then this Lease shall terminate as of the date when physical possession of the Premises or Building, as applicable, is taken by the condemning authority. If a Partial Taking occurs which relates to a material portion of the Building or if Landlord is required to pay any of the proceeds from such Partial Taking to the lessor under a Ground Lease or to the holder of a Financing Lien, then this Lease, at the option of Landlord, exercised by written notice to Tenant within one hundred eighty (180) days before the date of such Partial Taking, shall terminate on the date of taking the portion of the Premises are affected by such Partial Taking. In this event, Rent shall be apportioned as of the date when physical possession of the applicable portion of the Building is taken by the condemning authority. In the event of a Partial Taking of the Premises which results in the Premises being Untenantable, then Landlord may, at Landlord's sole option and cost, elect to relocate Tenant to a space within the Building with same level of fit and finish which is reasonably comparable to the Premises as approved by Tenant. If Landlord does not elect to relocate Tenant following a Taking which renders the Premises Untenantable, then Tenant may terminate this Lease as of the date of such Taking by giving Landlord written notice of Tenant's termination election within thirty (30) days after the date of such Taking; and Rent shall be apportioned as of the date of such Taking. If a Taking of the Premises occurs which entitles Tenant to terminate this Lease but Tenant does not do so in the manner and within the time period specified in the immediately preceding sentence, then Tenant shall be deemed to have irrevocably waived its termination right. If Tenant is deemed to have waived its termination right or if a Partial Taking of the Premises occurs which does not result in the Premises becoming Untenantable, then Landlord shall allow Tenant a fair diminution of Rent as to that portion of the Premises subject to such Taking; and this Lease shall otherwise continue in full force and effect. Notwithstanding the foregoing, in the event the Tenant makes a good faith determination that Tenant cannot operate in the reduced Premises, Tenant reserves the right to terminate this Lease. All proceeds (whether in a lump sum or in separate awards) of any Taking shall be paid to Landlord, and Tenant shall not be entitled to (and expressly waives any claim to) any portion of any such award. Notwithstanding the foregoing, Tenant will have the right to file any claim as authorized by statute. The term “Taking” means a permanent transfer during the Lease Term of all or any part of the Premises, the Building, or the Project, as applicable, as a result of, or in lieu of or in anticipation of, the exercise of the right of condemnation or eminent domain for any public or quasi-public use under any governmental law, ordinance, or regulation. The term “Partial Taking” means a Taking of less than the whole or substantially the whole of the Building and/or the Premises. The term “Total Taking” means a Taking of the whole or substantially the whole of the Building or the Premises or to a Taking which results in the termination of an applicable Ground Lease. “Untenantable” shall mean that Tenant is unable to conduct its business

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in the Premises in a manner reasonably comparable to that conducted immediately before the applicable occurrence.

Section 7.2    Casualty Damage.
If the Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give written notice of that occurrence to Landlord. In the event that any portion of the Project is damaged by fire or other casualty and if (a) such damage is such that Landlord cannot reasonably be expected to substantially complete the repairs which are within Landlord's Repair Obligations within two hundred forty (240) days after the date of the casualty, (b) Landlord, in Landlord's sole judgment, elects not to repair or rebuild such damaged areas, or (c) less than one (1) year remains in the Lease Term at the time of any damage to the Project, then Landlord, at Landlord's sole option, shall have the right to terminate this Lease, regardless of whether the Premises are affected by such casualty. In such event, all Rent owed up to the time of termination shall be paid by Tenant to Landlord; and this Lease shall cease and come to an end as of the date of Landlord's written notice to Tenant regarding such termination. In the event that (x) the Premises is rendered Untenantable by fire or any other casualty which is not caused by the fault or neglect of Tenant or any Tenant Related Parties; (y) such damage is such that Landlord cannot reasonably be expected to substantially complete the repairs within the Premises which are within Landlord's Repair Obligations within two hundred forty (240) days after the date of that casualty, as reasonably estimated by Landlord; and (z) Landlord has not terminated this Lease, then Tenant shall have the right to terminate this Lease by delivering written notice to Landlord within thirty (30) days after receipt of written notice of Landlord's estimate of the time to complete Landlord's Repair Obligations relative to the Premises. If Tenant does not provide Landlord with notice of Tenant's termination election in the manner and within the time period specified in the preceding sentence, then Tenant shall be deemed to have irrevocably waived its right to terminate the Lease as a result of such casualty; and Landlord, in reliance upon Tenant's waiver of its termination right, shall proceed to make the repairs which are within Landlord's Repair Obligations. During any period of reconstruction or repair of the Premises, Tenant shall continue the operation of Tenant's business within the Premises to the extent practicable. During the period from the occurrence of a casualty which was not caused, in whole or in part, by Tenant or any Tenant related party, until the completion of the work within Landlord's Repair Obligations which is necessary to render the Premises tenantable, Rent shall be reduced to the extent that the Premises are unfit for the conduct of Tenant's Permitted Use of the Premises. If, however, the Premises or any portion of the Project is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any Tenant Related Party, the Rent shall not be reduced during the repair of such damage. If neither Landlord nor Tenant elects, or has the right to elect, to terminate this Lease as the result of such casualty, then Landlord shall commence and proceed with reasonable diligence to restore the Premises to the extent of Landlord's Repair Obligations. When the repairs described in the preceding sentence have been completed by Landlord, Tenant shall then complete the restoration of all leasehold improvements in excess of Landlord's Repair Obligations which are necessary to permit Tenant to re-occupy the Premises for the Permitted Use. Tenant's restoration work shall be conducted in accordance with the provisions of Section 5.1 above. In no event shall Landlord have the obligation to expend for the restoration or repair of the Project an amount in excess of the insurance proceeds actually received by Landlord as a result of such casualty with the understanding that Landlord will purchase 100% current market replacement property insurance coverage for the Building including the Premises, so long as available at commercially reasonable terms; and except for those repairs

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which are within Landlord's Repair Obligations, all costs and expenses of restoring the Premises shall be borne by Tenant. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from any casualty or the repair or restoration work made necessary by the occurrence of any casualty.

Section 7.3    Insurance.

(a)    Landlord shall not be obligated to insure any of Tenant's goods, Trade Fixtures, leasehold improvements, or any other property placed in or incorporated in the Premises by or on behalf of Tenant. Landlord shall maintain fire and extended coverage insurance on the Building (excluding leasehold improvements and tenants' personal property) in amounts of 100% of full current market replacement insurance coverage, so long as available at commercially reasonable terms. All payments for losses thereunder shall be made solely to Landlord.

(b)    Tenant shall procure and maintain, at its sole cost and expense during and throughout the Lease Term, a policy or policies of (i) commercial general liability insurance in an amount of not less than $3,000,000.00 which can be complied with by commercial general liability limits or by combination with additional excess or umbrella (commercial catastrophe) liability limits (ii) fire and extended coverage insurance with respect to Tenant's Trade Fixtures, inventory, and leasehold improvements located in the Premises written on an “All Risk” basis for the full replacement cost, (iii) worker's compensation and employer's liability insurance, and (iv) such other insurance as Landlord may, from time to time, reasonably require not more often than once every five (5) years. In addition, Tenant shall obtain a fire legal liability endorsement or other coverage reasonably satisfactory to Landlord in the amount of $100,000.00, which removes the “owned, rented, or occupied” property exclusion from Tenant's liability policy. All such insurance shall be maintained with companies authorized to transact business in the State of Minnesota and of good financial standing on forms and in amounts reasonably acceptable to Landlord. In addition, each such policy, other than the workers compensation/employers liability policies, shall name Landlord and the Landlord Related Parties as "additional insureds" for all general liability coverage thereunder and shall contain a standard "other insurance" clause, unmodified in any way that would make the coverage provided by the policy excess over or contributory with any additional insured's own insurance coverage.

(c)    All policies of insurance required to be maintained by Tenant shall provide that Landlord shall be given at least thirty (30) days' prior written notice of any cancellation or non-renewal of any such policy. A duly executed certificate of insurance with respect to each such policy shall be deposited with Landlord by Tenant on or before the Commencement Date, and a duly executed certificate of insurance with respect to each subsequent policy shall be deposited with Landlord at least fifteen (15) days prior to the expiration of the policy then in effect.

(d)    Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep nor permit anything to be brought to or kept in the Premises, which will in any way increase the existing rate of or affect any fire insurance or other insurance which Landlord carries on the Project or any of its contents, cause a cancellation or invalidation of any such insurance or otherwise violate any Insurance Requirement. If the annual premiums to be paid by Landlord with respect to any insurance obtained by Landlord covering the Project or any of its

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contents shall be increased because either the nature of Tenant's operations or the nature of Tenant's Trade Fixtures, inventory, or leasehold improvements in the Premises may result in a hazardous exposure, Tenant shall pay such increase upon demand by Landlord.

(e)    All fire and extended coverage insurance policies carried by either Landlord or Tenant shall provide for a waiver of rights of subrogation against Landlord and Tenant on the part of the applicable insurance carrier unless either (i) such waiver is then prohibited by applicable Minnesota law or (ii) such waiver would invalidate, nullify, or provide a defense to coverage under any such insurance policy. As long as the waivers contemplated by this Subsection are in effect, Landlord and Tenant each hereby waives any and all rights of recovery, claims, actions, or causes of action against the other (and their respective employees, agents, officers, or partners) for any loss or damage which may occur to the Premises or the Project which is covered by valid and collectible insurance policies. The failure of Tenant to take out or maintain any insurance policy required under this Section 7.3 shall be a defense to any claim asserted by Tenant against Landlord by reason of any loss sustained by Tenant which would have been covered by any such required policy. The waivers set forth in this Subsection shall be in addition to, but shall not be in substitution for, any other waivers, indemnities, or limitation of liabilities set forth in this Lease.

Section 7.4    Indemnity.
Tenant shall not be liable to Landlord or to the Landlord Related Parties for any injury to person or damage to property caused by the gross negligence or willful misconduct of Landlord or the Landlord Related Parties. Subject to the provisions of Section 9.14 below, Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from any liability, loss, cost, claim, or expense (including reasonable attorneys' fees and expenses, court costs, and costs of investigation) arising out of, or alleged to have arisen out of, the gross negligence or willful misconduct of Landlord or the Landlord Related Parties. Landlord and the other Protected Parties shall not be liable to Tenant or to the Tenant Related Parties for any injury to person or damage to property caused by the negligence or misconduct of Tenant or the Tenant Related Parties, or arising out of any use of, or the conduct of any business in the Premises or other portions of the Project, by Tenant or the Tenant Related Parties. Tenant shall indemnify and hold Landlord and the other Protected Parties harmless from any liability, loss, cost, claim, or expense (including reasonable attorneys' fees and expenses, court costs, and costs of investigation) arising out of, or alleged to have arisen out of, the negligence or misconduct of Tenant or the Tenant Related Parties or out of any use of, or conduct of any business in, the Premises or any other portion of the Project by Tenant or the Tenant Related Parties. The indemnifications granted by both Landlord and Tenant in this Section 7.4 are subject to any express limitations to the contrary in this Lease. “Landlord Related Parties” means Landlord's officers, partners, employees, agents, and contractors. “Protected Parties” means the Landlord Related Parties and, to the extent applicable, the holder of any Financing Lien, the lessor under any Ground Lease, and the management company for the Building (and their respective directors, partners, officers, employees, and agents).

Section 7.5    Damages from Certain Causes.
None of the Protected Parties shall ever be liable or responsible to Tenant, or any person claiming through Tenant, for any loss, injury to person, or damage to property in, upon, or about the Premises or any other portion of the Project resulting from (a) theft, fire, casualty, vandalism, acts of God, public enemy, injunction, riot, strike, inability to procure materials, insurrection, war, court order,

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requisition, or order of any governmental body or authority; (b) the acts or omissions of other tenants of the Project; (c) any other causes beyond Landlord's control; or (d) any damage or inconvenience which may arise through repair or alteration of the Project. All goods, property, or personal effects stored or placed by Tenant in or about the Project shall be at the sole risk of Tenant.

ARTICLE 8
DEFAULT AND REMEDIES

Section 8.1    Default by Tenant.
The occurrence of any of the following events and the expiration of any grace periods hereafter described shall constitute a default by Tenant under this Lease:

(a)    The failure of Tenant to pay any Rent for a period of ten (10) days after written notice;

(b)    Tenant assigns its interest in this Lease or sublets any portion of the Premises except as permitted in this Lease or Tenant otherwise breaches the provisions of Section 6.2 of this Lease;

(c)    Tenant uses the Premises for any purpose other than the Permitted Use or otherwise breaches Tenant's operational covenants under Sections 2.3 of this Lease;

(d)    Tenant breaches or fails to comply with any non-financial material term, provision, covenant, or condition of this Lease (other than as described in Subsections [a], [b], or [c] above), or with any of the Building Rules now or subsequently established, and such breach or failure continues for thirty (30) calendar days after notice by Landlord to Tenant (or, if such default cannot reasonably be cured within said thirty (30) day period, such longer period of time as is reasonably necessary to cure such default, provided Tenant commences to cure such default within said thirty (30) day period and diligently continues to prosecute same to completion);

(e)    If the interest of Tenant under this Lease is levied on under execution or other legal process, or if any petition in bankruptcy or other insolvency proceedings is filed by or against Tenant, or any petition is filed or other action taken to declare Tenant as bankrupt or to delay, reduces or modify Tenant's debts or obligations or to reorganize or modify Tenant's capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or of any property of Tenant, or any proceedings or other action is commenced or taken by a governmental authority for the dissolution or liquidation of Tenant (provided that no such levy, execution, legal process; or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) calendar days from the date of its creation, service, or filing);

(f)    Tenant becomes insolvent, makes an assignment for the benefit of creditors, or makes a transfer in fraud of creditors; or a receiver or trustee is appointed for Tenant or any of its properties;

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(g)    Tenant permanently abandons the Premises during the Lease Term; or

(h)    If Tenant is an individual person, the death or legal incapacity of Tenant; if Tenant is a corporation, Tenant ceases to exist as a corporation in good standing in the state of its incorporation and/or ceases to be duly authorized to transact business within the State of Minnesota; or if Tenant is a partnership or other entity, Tenant is dissolved or otherwise liquidated.

Section 8.2    Landlord's Remedies.
Upon the occurrence of any default by Tenant under this Lease, Landlord, at Landlord's sole option, may exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law or in equity:
(a)    Landlord may at any time thereafter (without being under any obligation to do so) re-enter the Premises and correct or repair any condition which shall constitute a failure on the part of Tenant to observe, perform, or satisfy any term, condition, covenant, agreement, or obligation of Tenant under this Lease; and Tenant shall fully reimburse and compensate Landlord on demand for the costs incurred by Landlord in doing so, plus profit and overhead in any amount equal to eighteen percent (18%) of such cost. No action taken by Landlord under this subsection shall relieve Tenant from any of Tenant's obligations under this Lease or from any consequences or liabilities arising from the failure of Tenant to perform such obligations.

(b)    Landlord may terminate this Lease and repossess the Premises. In the event that Landlord elects to terminate this Lease, Landlord shall be entitled to recover damages equal to the total of (i) the cost of recovering the Premises (including reasonable attorneys' fees and costs); (ii) the cost of removing and storing Tenant's or any other occupant's property; (iii) the unpaid Rent owed at the time of termination, plus interest thereon from the date when due at the maximum rate of interest then allowed by law; (iv) the cost of reletting the Premises (as reasonably estimated by Landlord and including alterations or repairs to the Premises and brokerage commissions); (v) the costs of collecting any sum due to Landlord (including without limitation, reasonable attorneys' fees and costs); and (vi) any other sum of money or damages owed by Tenant to Landlord as a result of the default by Tenant, whether under this Lease, at law, or in equity.

(c)    Landlord may terminate Tenant's right of possession of the Premises without terminating this Lease and repossess the Premises. In the event that Landlord elects to take possession of the Premises without terminating this Lease, Tenant shall remain liable for, and shall pay to Landlord, from time to time on demand, (i) all costs and damages described in Subsection (b) of this Section 8.2 and (ii) any deficiency between the total Rent due under this Lease for the remainder of the Lease Term and rents, if any, which Landlord is able to collect from another tenant for the Premises during the remainder of the Lease Term (“Rental Deficiency”). Landlord may file suit to recover any sums falling due under the terms of this Lease from time to time, and no delivery to or recovery by Landlord of any portion of the sums owed to Landlord by Tenant under this Lease shall be a defense in any action to recover any amount not previously reduced to judgment in favor of Landlord. Landlord may use reasonable efforts to re-let the Premises on such terms and conditions and to such parties as Landlord, in Landlord's reasonable discretion, may determine (including a term different from the Lease Term, rental concessions, and alterations and improvements to the Premises); but Landlord shall never be obligated to re-let the Premises before

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leasing other rentable areas within the Project, it being the intent of the parties that Tenant shall not be placed in a preferential position by reason of Tenant's own default. Any sums received by Landlord through re-letting shall reduce the sums owing by Tenant to Landlord, but Tenant shall not be entitled to any excess of any sums obtained by re-letting over and above the Rent provided in this Lease under any circumstances. For the purpose of such re-letting, Landlord is authorized to decorate or to make any repairs, changes, alterations, or additions in and to the Premises that Landlord may deem necessary or advisable. No re-letting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such re-letting without termination, Landlord may, at any time thereafter, elect to terminate this Lease for such previous default. In the alternative (but only in the event that Tenant's default constitutes a material breach), Landlord may elect to terminate Tenant's right to possession of the Premises and to immediately recover as damages, in lieu of the Rental Deficiency, a sum equal to the difference between (a) the total Rent due under this Lease for the remainder of the Lease Term and (b) the then fair market rental value of the Premises during such period, discounted to present value using a discount rate of eight percent (8%) per annum (“Discounted Future Rent”). In such event, Landlord shall have no obligation to re-let the Premises or to apply any rentals received by Landlord as a result of any re-letting to Tenant's obligations under this Lease; and the aggregate amount of all damages due to Landlord, including the Discounted Future Rent, shall be immediately due and payable to Landlord upon demand.

(d)    In the event that Landlord elects to re-enter or take possession of the Premises after Tenant's default, Tenant hereby waives notice of such re-entry or re-possession and of Landlord's intent to re-enter or retake possession. Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in or future Rent, expel or remove Tenant or any other person who may be occupying the Premises. Landlord may also change or alter the locks or other security devices on the doors to the Premises and/or, if applicable, remove Tenant's access media from the security system; and Tenant waives, to the fullest extent allowed by law, any requirement that notice be posted on the Premises as to the location of a key to such new locks and any rights to obtain such a key.

(e)    If Tenant abandons the Premises, Landlord may remove and store any property of Tenant that remains within the Project at Tenant's expense. In addition to Landlord's other rights and remedies, Landlord may dispose of the stored property if Tenant does not claim that property within ten (10) days after the date on which that property is first stored by Landlord. Landlord shall deliver by certified mail to Tenant, at Tenant's last known address, a notice stating that Landlord will dispose of Tenant's property if Tenant does not claim such property within ten (10) days after the date the property was first seized and stored by Landlord. In addition, Tenant shall be liable to Landlord for all costs and expenses incurred by Landlord in moving, storing, and disposing of the abandoned property and shall indemnify and hold harmless Landlord from and against any and all loss, damage, costs, expenses, and liability related to or in connection with such removal, storage, and disposal of Tenant's property after abandonment.

(f)    In the event that Rent is to be increased at various intervals during the Lease Term, then Landlord may, at Landlord's sole election, calculate the amount of unpaid Rents owed at the time of termination of this Lease or calculate the amount of any Rental Deficiency or Discounted Future Rent based upon the difference between the average rate of Rent payable by

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Tenant over the entire Lease Term instead of on the amount of Rent payable by Tenant during the applicable period. If Landlord agreed to allow Tenant to pay a lower rate of rent during the earlier portions of the Lease Term and to then increase the Rent at various stages during the Lease Term, Tenant acknowledges and agrees that (i) that agreement was made as an accommodation to Tenant and in reliance upon Tenant performing all of Tenant's obligations and paying Rent throughout the entire Lease Term and (ii) such method of calculation is intended to provide Landlord with the benefit of Landlord's bargain in this Lease.

(g)    No termination of this Lease shall ever be deemed to have occurred unless Landlord specifically notifies Tenant in writing that Landlord has elected to terminate this Lease. No election of Landlord to re-enter the Premises or to retake possession of the Premises shall ever be deemed or construed to be a termination of this Lease.

(h)    If Tenant commits any event of default under this Lease with respect to which written notice was provided and Tenant fails to cure or Tenant fails to commence to cure, at any time within the immediately preceding twelve (12) month period and thereafter commits the same or a similar default, no notice after the first such notice shall be required to be given by Landlord for or with respect to any subsequent default before the pursuit of any one or more of the remedies provided in this Lease. Tenant hereby expressly waives both (i) notice of any default for which notice is not specifically required under Section 8.1 and (ii) all subsequent notices of a similar default.

(i)    All rights and remedies of Landlord under this Lease shall be non-exclusive and shall be in addition to and cumulative of all other rights or remedies available to Landlord under this Lease or by law or in equity.

Section 8.3    Intentionally Deleted.

Section 8.4    Attorney's Fees and Other Expenses of Enforcement.
In the event Tenant defaults in the performance or observance of any of the terms, covenants, agreements, or conditions contained in this Lease, Tenant, to the extent permitted by applicable law, shall pay to Landlord (a) all reasonable expenses incurred by Landlord in collecting any sums due under, or enforcing any of the terms of, this Lease; and (b) if Landlord places the enforcement of all or any part of this Lease in the hands of an attorney, all reasonable attorneys' fees and other costs of collection and enforcement incurred by Landlord if Landlord prevails.

Section 8.5    Default by Landlord.
Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord's alleged failure to perform (or, if such default cannot reasonably be cured within said thirty (30) day period, such longer period of time as is reasonably necessary to cure such default, provided Tenant commences to cure such default within said thirty (30) day period and diligently continues to prosecute same to completion). In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord's default. Tenant waives such remedies of termination and rescission and agrees that Tenant's remedies for default under this Lease and for breach of any promise or

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inducement are limited to a suit for damages and/or injunction. In addition, Tenant shall, prior to the exercise of any such remedies, provide each holder of a Financing Lien and each lessor under a Ground Lease with written notice and a reasonable time to cure any default by Landlord.

ARTICLE 9
MISCELLANEOUS PROVISIONS

Section 9.1    Amendments.
This Lease may not be altered, changed, or amended except by an instrument in writing signed by both Landlord and Tenant.

Section 9.2    Non-Waiver.
No course of dealing between Landlord and Tenant or any other person, nor any delay on the part of Landlord in exercising any rights under this Lease, nor any failure to enforce any provision of this Lease, nor the acceptance of any Rent by Landlord shall operate as a waiver or a modification of the terms of this Lease or of any right which Landlord has to demand strict compliance by Tenant with the terms of this Lease. If Landlord waives any agreement, condition, or provision of this Lease, such waiver must be expressly set forth in a writing signed by Landlord and shall not be deemed a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease.

Section 9.3    Holding Over.
In the event Tenant remains in possession of the Premises after the expiration or termination of this Lease without the consent of Landlord, Tenant shall be deemed to be occupying the Premises as a tenant at will and shall pay Rent for each month (or partial month) during any such holdover period at a rate for the first 90 days past expiration or termination of Rent which Tenant was obligated to pay for the month immediately preceding the end of the Lease Term. After 90 days holding over, rent shall increase to 125% of Rent which Tenant was obligated to pay for the month immediately preceding the end of the Lease Term. No holding over by Tenant after the expiration or termination of this Lease shall be construed to extend the Lease Term or in any other manner be construed as permission by Landlord to holdover. Additionally, in the event of any unauthorized holding over by Tenant, Tenant shall indemnify Landlord against all claims for any damages by any other person or entity to whom Landlord may have leased all or any part of the Premises and for any other loss, cost, damage, or expense (including reasonable attorneys' fees and costs of suit) incurred by Landlord as a result of such holding over.

Section 9.4    Notices.
Any notice, demand, consent, approval, request, or other communication required or permitted to be given pursuant to this Lease (including any Exhibit to this Lease) or by applicable law shall be in writing and shall be delivered by registered or certified mail, postage prepaid, return receipt requested, or expedited delivery service with proof of delivery, addressed to Landlord or Tenant, as applicable, at the Notice Addresses for each specified in Section 1.1 of this Lease. Any such communication transmitted by personal delivery shall be deemed to have been delivered as of the date actually received by the addressee. Any such communication transmitted by registered or certified mail shall be deemed to have been given or served on the third (3rd) day following the date

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on which such notice was deposited in a receptacle maintained by the United States Postal Service for such purpose. Any notice of default from Tenant to Landlord shall also be delivered to any holder of a Financing Lien or any lessor under a Ground Lease who has notified Tenant of its interest and the address to which notices are to be sent; and such notice shall not be effective until delivered to such parties. Either Landlord or Tenant may, by ten (10) days' prior notice to the other in accordance with this Section 9.4, designate a different address or different addresses to which communications intended for the party are to be sent.

Section 9.5    Independent Obligations.
The obligations of Tenant under this Lease are independent of Landlord's obligations, and Tenant shall not, for any reason, withhold or reduce Tenant's required payments of Rent or fail to fully perform Tenant's obligations under this Lease. Notwithstanding the foregoing, Tenant reserves the right to request any equitable remedy as provided by law. In the event that Landlord commences any proceedings against Tenant as a result of Tenant's default under this Lease, Tenant will not interpose any counterclaim or other claim against Landlord of whatever nature or description in any such proceedings excluding mandatory claims. In the event that Tenant attempts to interpose any such counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant stipulate and agree that such counterclaim or other claim asserted by Tenant shall, upon motion by Landlord, be severed out of the proceedings instituted by Landlord and that those proceedings may proceed to final judgment separately and apart from, and without consolidation with or reference to the status of, such counterclaim or other claim asserted by Tenant.

Section 9.6    Survival.
Neither the expiration or termination of the Lease Term pursuant to the provisions of this Lease, by operation of law, or otherwise, nor any repossession of the Premises pursuant to any remedy granted to Landlord under this Lease or otherwise shall ever relieve Tenant of Tenant's liabilities and obligations under this Lease, all of which shall survive such expiration, termination, or repossession.

Section 9.7    Other Tenants of Building.
Neither this Lease nor Tenant's continued occupancy of the Premises is conditioned upon either (a) the opening of any business in the Building or in any portion of the Project by any other person or entity or (b) the continued operations of any such business.

Section 9.8    Name of Building and Project.
Tenant shall not utilize the name of the Building or the Project for any purpose whatsoever, except to identify the location of the Premises in Tenant's address. Landlord shall have the right to change the name of the Building and/or the Project whenever Landlord, in its sole discretion, deems it appropriate without any liability to Tenant and without any consent of Tenant being necessary. Notwithstanding the foregoing, Landlord agrees to grant Tenant naming rights for the building, so long as Tenant leases a minimum of 200,000 RSF under the Lease.

Section 9.9    Consent by Landlord.
In each circumstance under this Lease in which the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, the decision of whether to grant or deny such consent or permission shall be within the sole and exclusive judgment and discretion of Landlord unless otherwise specifically provided in this Lease with respect to that

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specific matter. Tenant shall not have any claim for breach by Landlord or any defense to performance of any covenant, duty, or obligation of Tenant under this Lease on the basis that Landlord delayed or withheld the granting of such consent or permission. Landlord's consent or approval to any particular act by Tenant that requires such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

Section 9.10    Legal Interpretation.
This Lease, and the rights and obligations of Landlord and Tenant under this Lease, shall be interpreted, construed, and enforced in accordance with the laws of the State of Minnesota. All obligations of the parties shall be performable in, and all legal actions to enforce or construe this Lease shall be instituted in, the courts of, Hennepin County, Minnesota. All defined terms and other words used in this Lease shall include the singular and plural, as applicable. References to the Premises, the Building, the Land, or the Project shall also include any portion of each. References to the Project shall include the Building and the Premises, and references to the Building shall include the Premises. Words which are not used as defined terms in this Lease shall be construed in accordance with the meanings commonly ascribed to those words, relative to the context in which each is used. The word “including” shall be construed as if followed, in each instance, by the phrase “but not limited to.” All article, section, and subsection headings used in this Lease are for reference and identification purposes only and are not intended to, and shall not under any circumstances, alter, amend, amplify, vary, or limit the express provisions in this Lease. All rights, powers, and remedies provided in this Lease may be exercised only to the extent that their exercise does not violate any applicable law and are intended to be limited to the extent necessary so that such provision will not render this Lease invalid or unenforceable under applicable law. In the event that any provision in this Lease, or the application of such provision to any person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby. Landlord and Tenant hereby respectively acknowledge that each such party has substantial experience in negotiation commercial real estate leases, that this Lease is the product of extension negotiations between the parties, and that, therefore, neither Landlord nor Tenant shall be charged with having promulgated this Lease and that no rule of strict construction with respect to the provisions of this Lease shall be applicable.

Section 9.11    Entire Agreement.
Tenant agrees that (a) this Lease supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect of the subject matter of this Lease, the Premises, the Building, or the Project and (b) there are no representations, agreements or warranties (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease, the Premises, the Building, or the Project other than as set forth in this Lease.

Section 9.12     Authority.
(a)     Tenant represents and warrants that (i) Tenant has the full right, power, and authority to enter into, and to perform its obligations under, this Lease, and (ii) upon execution of this Lease by Tenant, this Lease shall constitute a valid and legally binding obligation of Tenant. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant covenant and warrant that Tenant is a duly and validly existing corporation, that the execution of this Lease by such

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persons on behalf of Tenant has been duly authorized by all necessary corporate action, and that Tenant is qualified to do business in the State of Minnesota.

(b)     Landlord represents and warrants that (i) Landlord has the full right, power, and authority to enter into, and to perform its obligations under, this Lease, and (ii) upon execution of this Lease by Landlord, this Lease shall constitute a valid and legally binding obligation of Landlord. If Landlord signs as a corporation, or a limited liability company, each of the persons executing this Lease on behalf of Landlord covenant and warrant that Landlord is a duly and validly existing corporation, or limited liability company that the execution of this Lease by such persons on behalf of Landlord has been duly authorized by all necessary corporate action, and that Landlord is qualified to do business in the State of Minnesota.

Section 9.13    Taxes on Tenant's Property.
Tenant shall be liable for all taxes levied against Tenant's Trade Fixtures, inventory, leasehold improvements, and any other property of Tenant in the Premises or the Project. If any such taxes are ever assessed against Landlord or Landlord's property and Landlord elects to pay the same or if the assessed value of Landlord's property is increased by the inclusion of Tenant's property, Tenant shall pay to Landlord, within thirty (30) days of demand, that part of such taxes attributable to Tenant's property as Additional Rent. If any alteration, addition, or improvement shall be made by Tenant which causes an increase in the real property taxes, assessments, or other governmental charges levied against the Building, Tenant shall pay to Landlord, within thirty days of demand, the amount of any such increase as Additional Rent.

Section 9.14    Landlord's Liability.
Notwithstanding anything to the contrary set forth in this Lease, Tenant agrees that no personal, partnership, or corporate liability of any kind or character whatsoever shall attach to Landlord or its partners or venturers for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive remedies of Tenant for the failure of Landlord to perform any of Landlord's obligations under this Lease shall be to proceed against the interest of Landlord in and to the Project (and any rents, income, sale proceeds and insurance proceeds therefrom). Landlord shall not be responsible in any way to Tenant or any Tenant Related Party for any loss of property from the Premises or public areas of the Building or for any damages to any property from any cause whatever. Nor shall Landlord be responsible for lost or stolen personal property, money, or jewelry from the Premises, regardless of whether such loss occurs when the Premises are locked. Landlord or Tenant shall never be liable for consequential or special damages.

Section 9.15    Time of the Essence.
In all instances in which Tenant is required to pay any sum or do any act at a particular time or within a particular period, it is understood that time is of the essence.

Section 9.16    Instruments and Evidence Required to be Submitted to Landlord.
Each written instrument and all evidence of the existence or non-existence of any circumstances or conditions which is required by this Lease to be furnished to Landlord shall in all respects be in form and substance reasonably satisfactory to Landlord, and the duty to furnish such written instrument or evidence shall not be considered satisfied until Landlord shall have acknowledged that Landlord is satisfied with the form and content of each.

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Section 9.17    Financial Information.
Tenant shall, within ten (10) business days following a written request from Landlord, deliver to Landlord, from time to time, and to cause any guarantor of Tenant's obligations under this Lease to deliver to Landlord, from time to time, such financial statements of Tenant or any guarantor and any other information as may be reasonably requested by Landlord or any lender or purchaser of Landlord. Notwithstanding the foregoing, as long as Tenant is a publically traded company and Tenant’s financial statements are listed on Tenant’s website, this will satisfy the financial reporting requirement as set forth herein.

Section 9.18    Counterparts.
This Lease may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original; but such counterparts shall together constitute one and the same instrument.

Section 9.19    Recordation.
Tenant shall not record (a) this Lease, (b) any instrument to which this Lease may now or hereafter be attached, or (c) any memorandum of this Lease.

Section 9.20    Effective Date.
The submission of this Lease to Tenant for examination does not constitute a reservation of or offer or option for the Premises, and this Lease shall become effective only upon execution by both Landlord and Tenant. The term “Effective Date” shall mean the date on which this Lease is first fully executed by both Landlord and Tenant.

Section 9.21    Successors and Assigns.
From and after the Effective Date, this Lease shall be binding upon, inure to the benefit of, and be enforceable by the parties to this Lease and their respective successors and assigns (subject to the provisions of this Lease). As used in this Lease, the phrase “successors and assigns” is used in its broadest possible context and includes, without limitation and as applicable, the respective heirs, personal representatives, successors, and assigns of each of the parties to this Lease and any person, partnership, corporation, or other entity succeeding to any interest in this Lease, the Premises, the Building, or the Project. Nothing contained in this Section 9.20 nor in the definition of Tenant Related Parties shall serve to alter or vary the provisions of Section 6.2 prohibiting the types of transfers by Tenant described in that Section.

Section 9.22    Joint and Several Liability.
If there is more than one party executing this Lease as Tenant, or if Tenant is a partnership, Tenant's obligations under this Lease shall be the joint and several obligations of all such parties executing as Tenant or all such partners constituting Tenant (as applicable).

Section 9.23    Unavoidable Delay.
Except as otherwise specifically provided in this Lease, the time in which either party shall be required to perform any act under this Lease, other than the payment of money or Tenant's completion of the Initial Improvements, shall be extended for a period of time equal to the number of days during which performance of that act is delayed due to an Unavoidable Delay.

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However, in order to qualify for an extension based upon an Unavoidable Delay, Tenant shall give notice to Landlord of Tenant's claim, or Landlord shall give notice to Tenant of Landlord’s claim for that extension and the nature of the Unavoidable Delay giving rise to that claim within five (5) business days after the start of that Unavoidable Delay. “Unavoidable Delay” shall mean a delay due to strike, lockout, or other labor or industrial disturbance (whether on the part of employees of either party to this Lease), civil disturbance, act of public enemy, riot, sabotage, embargo, fire, storm, or other casualty or act of God, or any other cause whatsoever beyond the reasonable control of the party claiming an Unavoidable Delay, whether similar to any of the causes stated above. However, for the purpose of this definition, Tenant's lack of funds or inability to obtain financing or either party’s inability to obtain labor or materials necessary to complete Landlord’s build out as set forth in Exhibit E, or the Initial Improvements shall not be deemed to be a cause beyond the control of Tenant with respect to Tenant's obligations to pay rent or other sums as and when due under this Lease or to complete the Initial Improvements.

Section 9.24    Commissions.
Landlord has agreed to pay, for the benefit of Tenant, a commission to CBRE (“Broker”) in connection with the negotiation and execution of this Lease by both parties, pursuant to a separate commission agreement between Landlord and Broker. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense, or liability with respect to any other commission or brokerage fees claimed on account of the execution, expansion, and/or renewal of this Lease, due to any action by the indemnifying party.

Section 9.25 Effect of Delivery of this Lease.
Landlord has delivered a copy of this lease to Tenant for Tenant’s review only, and the delivery of a copy of this Lease does not constitute an offer or option by Landlord to Tenant. This Lease shall not be effective until a duplicate original copy of this Lease which has been executed by Tenant is delivered to and executed by Landlord. Tenant acknowledges that Tenant has been advised that Landlord’s current lender has the right to approve or disapprove this Lease and that Landlord will not execute this Lease until Landlord has received approval from Landlord’s current lender to do so.

Section 9.26 Signage and Naming Rights.
Tenant shall have the right to exterior building signage in locations to be determined by Tenant, approved by Landlord (not to be unreasonably withheld) so long as such signage meets all ordinances and building codes.

Section 9.27 Renewal Right.
Tenant to have three (3), five (5) year options to renew at a rate equal to 95% of the then market rate for comparable buildings in the market. Market rate shall be defined to include all concessions common in the market at that time for comparable tenants entering into new leases in comparable buildings including tenant improvements and commissions. Tenant shall provide 9 months written notice to Landlord of their intent to exercise this option.

Section 9.28 Expansion Right.
Tenant to have the ongoing first right of refusal on all office space in the building located on floors one through four under the same lease terms, excepting Base Rent, with a prorated Tenant

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Improvement Allowance, as defined in Section 1(a) of Exhibit E, for the new square footage taken by Tenant. Should Tenant exercise their right within the first thirty-six (36) months of the original lease term, then Tenant’s Base Rent shall be under the same terms and conditions as the original lease with a prorated Tenant Improvement Allowance. Notwithstanding the foregoing, in the event Tenant requests additional space after the expiration of the first thirty-six (36) months of the original lease term, Landlord agrees that the Rent for the additional space will not exceed ninety-five percent (100%) of the commercially reasonable and competitive rent for office space in the metro area.

Section 9.29 Overtime Lighting and HVAC.
Normal office operating hours provided are 55 hours weekly (subject to agreement between Landlord and Tenant). Overtime HVAC service can be zoned and provided at actual cost to Landlord not to exceed $10/zone (approximately 10,000 SF) per hour.

Section 9.30 Parking.
Landlord will make 185 stalls located in the underground garage space available onsite at no additional cost for the duration of the Lease Term, including options. Landlord retains the option of offering valet service in the lower level parking garage at no charge to Tenant, at any time, in order to maximize parking options and efficiency.

Section 9.31 Environmental Conditions.
Landlord represents and warrants to Tenant that: (1) no asbestos exists in the Building (including the Premises) and (2) it is aware of no other environmental contamination or hazardous materials that have been released or discharged at, in, or under the Building (including the Premises) or in, under, or on the Land and Tenant will have no obligation to remediate any environmental contamination, or hazardous materials not caused by Tenant, Tenant’s employees or contractors.

Section 9.32    Exhibits.
The following Exhibits (and, if applicable, addenda, riders, or other attachments to this Lease) are attached hereto and incorporated herein this Lease for all purposes.

Exhibit “A”        Property Description
Exhibit “B”        Floor Plan
Exhibit “C”        Rules and Regulations
Exhibit “D”        Operating Expenses
Exhibit "E"        Work Letter
Exhibit “F”        Commencement Date Agreement

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Effective Date.

LANDLORD:

By:    DCI 1001 Minneapolis Venture LLC,
a Delaware limited liability company,

Date Executed on            By:    /s/ Spencer E. Mullee
Behalf of Landlord:            Name:    Spencer E. Mullee
October 21, 2016            Title:    Chief Operating Officer

TENANT:

BY: SELECT COMFORT CORPORATION

Date Executed on            By:    /s/ David R. Callen
Behalf of Tenant:            Name: David R. Callen
October 21, 2016            Title: Chief Financial Officer

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EXHIBIT “A”
To Lease Agreement

PROPERTY DESCRIPTION

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EXHIBIT “B”
To Lease Agreement

FLOOR PLANS

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EXHIBIT “B-2”
To Lease Agreement

Tenant's Proportionate Share

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EXHIBIT “C”
To Lease Agreement

RULES AND REGULATIONS

1.    No additional locks shall be placed on the doors of the Premises by Tenant, nor shall any existing locks be changed unless Landlord is immediately furnished with two keys thereto. Landlord will without charge furnish Tenant with two keys (or as many as Tenant reasonably needs) for each lock existing upon the entrance doors when Tenant assumes possession with the understanding that at the termination of the lease these keys shall be returned or paid for at five dollars ($5.00) each. A deposit of one dollar ($1.00) each shall be required for additional keys.

2.    Tenant shall not at any time display a “For Rent” sign upon the Building or the Premises, or advertise the Premises for rent.

3.    Safes and other unusually heavy objects shall be placed by Tenant only in such places as may be approved by Landlord. Any damage caused by overloading the floor or by taking in or removing any object from the Premises or the Building shall be paid by Tenant.

4.    Windows facing on corridors shall at all times be wholly clear and uncovered (except for such signs as Landlord may reasonably approve) so that a full unobstructed view of the interior of the Premises may be had from the corridors, unless otherwise approved in writing by Landlord.

5.    No vehicles or animals shall be brought into the Building, other than as required by handicapped persons.

6.    Tenant shall not make any changes in the pipes, ducts, or wiring serving the Premises or add any additional pipes, ducts, or wiring without the prior written consent of Landlord, and any such changes or additions shall be made in such manner as Landlord may reasonably direct.

7.    No sign, tag, label, picture, advertisement, or notice (other than price tags of customary size used in marking samples) shall be displayed, distributed, inscribed, painted or affixed by Tenant on any part of the outside of the Building or of the Premises without the prior written consent of the Landlord, which consent will not be unreasonably withheld, conditioned, or delayed.

8.    In the event Landlord should advance upon the request, or for the account of the Tenant, any amount for labor, material, packing, shipping, postage, freight or express upon articles delivered to the Premises or for the safety, care, and cleanliness of the Premises, the amount so paid shall be regarded as Additional Rent and shall be due and payable forthwith to the Landlord from the Tenant.

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.    The corridors and hallways of the Building shall not be used by Tenant for any purpose other than ingress to or egress from the Premises.

10.    Tenant shall not do or permit to be done within the Premises anything which would unreasonably annoy or interfere with the rights of other tenants in the Building, or which might constitute a potential hazard to other tenants or visitors.

11.    During the ninety (90) days prior to the expiration of this Lease, Landlord may show the Premises to prospective tenants.

12.    Tenant shall not put or operate any steam engine, boiler, industrial machinery except in conjunction with Tenant’s Product and R&D equipment used for testing purposes or stove in the Building or upon the Premises or do any cooking thereon (excluding the cafeteria) or use or allow to be kept in the Building or upon the Premises any explosives or any kerosene, camphene, bottled gas, oil or other highly flammable materials, except gas supplied through metal pipes for heating purposes and normal and customary cleaning and janitorial supplies, or supplies in the Product and R & D area to the extent permitted under applicable laws.

13.    Landlord reserves the right to prescribe reasonable qualifications for admission into the Building.

14.    Models, salespersons or other employees or representatives of Tenant, shall not model, demonstrate display, or show in any manner any merchandise outside of the Premises in the Building or on the Property without Landlord's prior written consent.

15.    As a courtesy, but not as an obligation, Landlord may, at Landlord's option, upon request by Tenant, receive and store articles or merchandise delivered to Tenant at the Building; provided, however that such articles of merchandise are properly addressed and identified and all postage, handling and delivery charges are prepaid by Tenant. Landlord assumes no responsibility whatsoever for the loss, damage or destruction of such articles of merchandise received at the Building by Landlord on behalf of Tenant, and Tenant hereby waives all claims against Landlord for any damage or loss arising at any time from the loss, damage or destruction of such articles of merchandise. Tenant agrees to pay to Landlord as Additional Rent the amount of all storage, delivery, handling and other expenses incurred by Landlord as a result of the receipt and storage of such articles of merchandise.

16.    Canvassing, peddling, soliciting and distribution of handbills or any other written material in the Building or in the Building's parking areas are prohibited, and each tenant shall cooperate to prevent the same.

17.    If the Premises front on the atrium within the Building, Tenant shall cause the Premises to be kept open for business and occupied by Tenant's personnel during all normal business hours of the Building.

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18.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of space in the Building.

19.    Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

20.    Smoking is not permitted within the Building. Tenant hereby indemnifies Landlord from any and all claims resulting from Tenant's permitting of smoking within the Leased Premises.

21.    A visitor information directory system will be provided by Landlord to assist visitors in locating tenants.

22.    To the extent that meeting rooms are offered outside Tenant’s Premises assuming Tenant is not paying Rent for such space, a tenant's meeting room use will be coordinated on a reservation basis and all tenants will be eligible. Standard fees will be applied and Landlord will control the rental of these areas and the use of the areas will be coordinated by the buyer/tenant services department of Landlord. Reservations for meeting room space within the Building will be on a first-come first-served basis.

23.    If, and only if, the Tenant’s permitted use allows the operation of a showroom, warehousing and onsite delivery to customers is prohibited in permanent showrooms and in exhibit space when used in conjunction with showrooms, payment for products or services that of a retail sales nature are prohibited (provided, however, payment or partial payment for orders taken at the Building for future delivery to a buyer will be allowed if it is within the applicable tenant’s normal business practices and is not of a retail sales nature, it being the intention of this provision to permit payments or partial payments intended to bind an order for future delivery without in any way qualifying or circumventing the prohibition within the Building against retail sales).

24.    Landlord may amend these Rules and Regulations from time to time and such changes shall be binding upon Tenant.

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EXHIBIT "D"
To Lease Agreement

OPERATING EXPENSES
This Exhibit “D” (“Operating Expense Exhibit”) describes and specifies the manner in which Tenant’s Proportionate Share of Operating Expenses and Tenant’s Monthly Operating Payment are to be determined under this Lease.

1.
Definitions. For purposes of this Operating Expenses Exhibit, all terms defined in this Lease, or in other exhibits to this Lease, will be utilized herein without further definition. In addition, the following terms will, when delineated with initial capital letters, have the following respective definitions and meanings:

(a)    “Allocated Electrical Costs” shall mean those electrical costs paid by tenants of the Building to Landlord which are determined by a separate meter or sub-meter.
(b)    “Monthly Operating Payment” shall mean (i) one-twelfth (1/12th) of Tenant's Proportionate Share of Operating Expenses and Taxes for that calendar year, as estimated by Landlord, in the exercise of good faith and reasonable business judgment, with respect to the applicable period; and (ii) Tenant’s Proportionate Share of Utility Costs for the applicable period.
(c)    “Operating Expenses” shall mean all direct and indirect costs and expenses in each calendar year of operating, maintaining, repairing, managing and owning the Project and of performing Landlord’s obligations under this Lease, including costs attributable to (i) wages and salaries (including management fees which are already included in the Operating Expense) of all employees exclusively engaged in the operation, repair, replacement, maintenance, providing of janitorial services, and security of the Project or the Exterior Common Areas (inclusive of taxes, insurance, and other benefits relating thereto), or if not exclusively engaged, then a fair and reasonable allocation of time; (ii) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (iii) the cost of providing Building Standard Services to the Project (but excluding Utility Costs); (iv) any insurance or insurance related expenses payable by Landlord which are applicable to the Project or Landlord’s personal property used in connection with the operation of the Project (including, but not limited to, Insurance Costs); (v) repairs, replacements, and general maintenance of the Project (including the Exterior Common Areas); (vi) the costs of operating and maintaining an on-site management office at the property (not to exceed 800 square feet), including fair rental value thereof at a rate no higher than what Tenant pays for space in the Building; (vii) the cost of maintaining and operating a fitness/workout facility and food service operation including fair rental value thereof at a rate no higher than what Tenant pays for space in the Building (but only to the extent the costs thereof exceed any revenues generated by the use of such facilities) and (viii) service or maintenance contracts relative to the repair,

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replacement, providing of janitorial services, or security of the Project (including alarm service, window cleaning, sprinkler systems, security systems, and elevator maintenance). Operating Expenses shall not include Allocated Electrical Costs, the cost of capital improvements (except to the extent provided below), depreciation, interest, lease commission, and principal payments on mortgage and other non-operating debts of Landlord. Operating Expenses shall, however, include the amortization of capital improvements which are for the purpose of reducing Operating Expenses, which are for Landlord providing life safety or security systems, or which are required by governmental authorities, together with an amount equal to twelve percent (12%) per annum on the unamortized balance thereof. “Exterior Common Areas” shall mean that portion of the Project (and other tracts of real property comprising a multi-building project in the event the Building is located in such a project) which are not located within the Building (or other building in a multi-building project) and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building (or multi-building project) generally and the employees, and licensees of Landlord and such tenants including, without limitation, all parking areas (enclosed or otherwise) and all streets, sidewalks, walkways, and landscaped areas.
(d)    Notwithstanding anything contained herein to the contrary, Operating Expenses shall not include any of the following:

(i)    principal, interest, amortization, or other payments of loans by Landlord or debt service, or new construction or additions within the Project;

(ii)    expenses incurred related to negotiations with existing and prospective tenants;

(iii)    legal expenses incurred in negotiating or enforcing lease agreements with tenants;

(iv)    costs incurred in selling, syndicating, financing, mortgaging, or pledging Landlord's interest in the Building;

(v)    capital expenditures unless undertaken with the reasonable expectation of reducing Operating Expenses;

(vi)    costs arising out of the breach by Landlord of any contract, including, without limitation, penalties and interest due to late payment, or costs incurred as the result of Landlord’s negligence, except in connection with a good faith dispute by Landlord;

(vii)    costs of correcting defects (including latent defects) in the design or construction of the Building, including the structural elements and the Building systems, except that (a) general maintenance and repair necessitated by or resulting from ordinary wear and tear are not deemed defects and (b) costs incurred with the intention of reducing Operating Expenses shall not be excluded;

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(viii)    advertising and promotional costs and expenses other than tenant newsletters and tenant parties;

(ix)    any cost or expense to the extent to which Landlord is paid or reimbursed or is entitled to payment or reimbursement from any person (other than as a payment for Operating Expenses), or the cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent that Landlord is compensated therefor through proceeds of insurance or condemnation awards;

(x)    costs of repairs undertaken for, or services provided exclusively for, any other tenant of the Building;

(xi)    management fees in excess of four percent (4%) of the gross rents payable with respect to the Building from time to time;

(xii)    any tenant improvement allowance or costs of installing tenant improvements for other tenants of the Building;

(xiii)    items and services for which Tenant, or any other tenant pays directly to third parties;

(xiv)    any costs, fines, or penalties incurred because Landlord violated any applicable laws, statute, ordinance, order, decree, rule or regulation;

(xv)    original construction costs of the Building;

(xvi)    costs and expenses of painting or decorating areas of the Building other than Common Areas;

(xvii)    leasing commissions and broker commissions, or other expenses associated with leasing space in the Building;

(xviii)    bad debt loss, rent loss or reserves for bad debts or rent loss and reserves for Operating Expenses or capital improvements;

(xix)    costs of relocating tenants in the Building;

(xx)    costs relating to maintaining Landlord’s existence, as a corporation, partnership or other entity, such as trustee’s fees, annual fees, corporate or partnership organization or administration expenses, deed recordation expenses, and legal and accounting fees (other than with respect to Building operations);
(xxi)    costs of removal, remediation or other treatment of environmental contamination or hazardous materials (as defined by law) generated, released, manufactured, discharged, disposed of or otherwise located in, on, under or about the Premises or Building (other than any environmental contamination or

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hazardous materials generated, manufactured, released, discharged, disposed of or otherwise located in, on, under or about the Premises or Building as caused by Tenant’s acts or omissions);
(xxii)    costs of removal and encapsulation or other treatment or remediation of asbestos-containing materials (other than asbestos-containing materials that were installed by Tenant) contained in any portion of the Premises or the Building; and
(xxiii)    charges for depreciation or amortization of capital expenditures, except as permitted above.

(e)	RU Factor. The RU factor for the Premises will be a combined rate of 11.2578% as shown on Exhibit B-2.

2.	Payment. During the Lease Term, Tenant shall make a Monthly Operating Payment for the applicable period on the same day as Base Rent is due.

3.	Procedure. The following additional provisions shall apply to Paragraph 2 of this Operating Expense Exhibit:
(a)    Landlord shall make a good faith estimate of the Tenant’s Proportionate Share of Operating Expenses and of Taxes from time to time for each upcoming calendar year (or remainder thereof, if applicable). Landlord may also, from time to time, revise that estimate; and upon thirty (30) days written notice to Tenant, Landlord may require the Monthly Operating Payment to be adjusted in accordance with such revised estimate. Any amounts paid based on such an estimate shall be subject to adjustment when Operating Expenses and Taxes are actually determined for that calendar year.
(b)    By April 1 of each calendar year during the Lease Term, or as soon thereafter as reasonably practicable, Landlord shall furnish to Tenant a statement of Landlord's Operating Expenses and Taxes for the previous calendar year. If for any calendar year the aggregate Monthly Operating Payments for the prior year were in excess of the amount of Tenant’s Proportionate Share of Operating Expenses and/or Taxes actually due during such prior year, then Landlord shall refund to Tenant any over payment (or at Landlord's option, apply such amount against Base Rent due or to become due under the Lease). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year.
(c)    Tenant, at its expense, shall have the right no more frequently than once per calendar year, within nine months of Tenant's receipt of Landlord's annual statement of Operating Expenses and Taxes for the previous calendar year and following thirty (30) days' prior written notice to Landlord, to audit Landlord's books and records relating to Operating Expenses and Taxes for the prior calendar year.
(d)    Notwithstanding any language in the Lease or in this Exhibit seemingly to the contrary, Landlord may, at Landlord's sole election, determine and estimate Operating Expenses for any calendar year within the Lease Term by increasing the variable components of Operating Expenses and Taxes to the amount which Landlord projects

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would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the Rentable Square Feet within the Building during all of the applicable calendar year. In such event, the term Operating Expenses, as used in this Exhibit and in the Lease, shall include (i) the actual Operating Expenses incurred during any portion of such calendar year in which the Building is occupied to the extent ninety-five percent (95%) or more of the Rentable Square Feet within the Building or (ii) the Operating Expenses which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the Rentable Square Feet within the Building during the portion of that calendar year in which the actual occupancy of the Building is less than ninety-five percent (95%) of the Rentable Square Feet within the Building; and Landlord shall have the option of making such estimate in advance for any upcoming calendar year.
(e)    In the event that the Lease Term commences on a day other than January 1 or terminates on a day other than December 31, Tenant's Proportionate Share of Operating Expenses for that part of the initial calendar year or last calendar year during the Lease Term shall be prorated based upon the number of months in that partial calendar year. With respect to any partial calendar month occurring during that partial calendar year, Tenant's Proportionate Share of Operating Expenses and of Taxes shall also be prorated based upon the number of days in that partial calendar month. The provisions of this Exhibit “D” shall survive the termination of the Lease Term.

4.
Tax Protests. Tenant is aware that the provisions of of the Minnesota Property Tax Code (that statute or any successor thereto being the “Protest Provision”) provides tenants with the right to protest ad valorem real estate taxes under certain circumstances. Because Tenant recognizes that (a) because of the size of the Building and the number of tenants who are or will be occupying space in the Building during the Lease Term, Tenant's share of any real estate tax increase will be relatively small and (b) the confusion which could result if several tenants filed a real estate tax protest with respect to the Building, Tenant waives its rights under the Protest Provision to the fullest extent allowed by law. In the event that Tenant's rights under the Protest Provision cannot be waived, Tenant agrees not to protest any valuation of the Building unless Tenant notifies Landlord in writing of Tenant's intent to do so and Landlord then fails to protest the valuation within thirty (30) days after Landlord receives Tenant's written notice. Tenant will have no standing to challenge the real estate taxes without obtaining Landlord’s written consent. In addition, if Tenant exercises the right to protest under the Protest Provision, Tenant shall pay all costs of such protest.

5.
Cap on Controllable Operating Expenses.  Operating expenses for controllable items (i.e. all expenses except taxes, insurance, utilities, electricity and any other item for which landlord does not have exclusive control to set pricing) shall not increase in any one calendar year by more than 4% (on a cumulative, compounding basis) over (i) the actual Operating Expenses incurred during any portion of such calendar year in which the Building is occupied to the extent ninety-five percent (95%) or more of the Rentable Square Feet within the Building or (ii) the Operating Expenses which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the Rentable Square Feet within the Building during the portion of that calendar year in

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which the actual occupancy of the Building is less than ninety-five percent (95%) of the Rentable Square Feet within the Building; and Landlord shall have the option of making such estimate in advance for any upcoming calendar year. The cost of Operating expenses for the first year of the Lease is estimated to be $10.28 per square foot.

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EXHIBIT "E"
To Lease Agreement

WORK LETTER
[Allowance]

This Work Letter (“Work Letter”) describes and specifies the rights and obligations of Landlord and Tenant with respect to the Allowance granted to Tenant under this Work Letter and the rights and responsibilities of Landlord and Tenant with respect to the design, construction, and payment for the completion of Tenant’s improvements (“Improvements”) within the Premises.

1.    DEFINITIONS. Terms which are defined in other portions of the Lease will have the same respective meanings in this Work Letter. Additionally, as used in this Work Letter, the following terms (when delineated with initial capital letters) will have the following respective meanings:

(a)
“Allowance” means an amount not to exceed seventy-five dollars and fifty cents ($75.50) per square foot (“Tenant Improvement Allowance”) plus $1,100,000 to cover costs of common area improvements (e.g. food service, fitness and common area restroom improvements) requested by Tenant and shown on Tenant's approved plans, which shall be available to reimburse Tenant for the actual, documented cost of design and construction of the Improvements.

(b)
“Basic Construction of the Building” means the interior structure of the Building and all other improvements, fixtures, and facilities which are owned by Landlord and which are a part of the Building, as these exist on the date of this Lease.

(c)
“Change Costs” means all costs or expenses attributable to any change in the Construction Plans requested or approved by Tenant, including (i) any cost caused by direction of Tenant to omit any item of Work contained in the Construction Plans as previously approved by Tenant, (ii) any additional architectural or engineering services or Landlord requested modifications after approval of Construction Plans, (iii) any changes to materials in the process of fabrication, (iv) the cancellation or modification of supply or fabricating contracts, (v) the removal or alteration of any Work or any plans completed or in process as previously approved by Tenant, or (vi) any Tenant's Delays affecting the completion of the Work. Notwithstanding the foregoing, Tenant will not be responsible to reimburse Landlord for any costs that exceed the Tenant Improvement Allowance which are not previously approved by Tenant in writing, or any costs incurred due to Landlord delays or contractor mistakes.

(d)
“Contractor” means the contractor or contractors engaged by Landlord, as approved by Tenant pursuant to the Request For Proposal process (“RFP”), to perform the Work. Landlord agrees to work with Tenant during the RFP process in the selection of the contractor, or contractors to perform the build out work as approved by the parties.

(e)    “Construction Plans” means, collectively, the plans, specifications and other information prepared or to be prepared by Tenant’s Architect after Landlord has provided the plans of the Premises to Tenant’s Architect and, where necessary, by Landlord's electrical, mechanical, and structural engineers, which will detail the Work required by Tenant in the Premises and which must be approved in writing by both Tenant and Landlord prior to the commencement of such Work. Within four (4) weeks after the date Landlord delivers to Tenant a so-called plans of the Premises, Tenant shall submit a floor plan, or fit plan of the Premises for Landlord's Work to Landlord for its approval, which approval shall not be unreasonably

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withheld, conditioned or delayed. Landlord shall have a period of ten (10) days after receipt of such floor plan within which to either approve such floor plan or to make reasonable comments and changes thereto and send such comments and changes to Tenant. If Landlord does not respond to Tenant's floor plan within such ten (10) day period, then Landlord shall be deemed to have approved the same. If Landlord responds with comments as described above, then Tenant shall revise the floor plan of the Premises taking into consideration Landlord's comments and resubmit them to Landlord for approval within five (5) days from the date of receipt of such comments. Landlord shall then have five (5) days to approve such revised floor plan. The final approved floor plan shall be referred to as "Tenant's Plans."

(f)
“Cost of the Work” means the cost of (i) all materials and labor to be added to the Basic Construction of the Premises and common area improvements in order to complete the installation of the Initial Improvements in accordance with the Construction Plans and (ii) having the Space Plan and the Construction Plans prepared.

(g)
“Space Plan” means the set of design drawings that have been (i) prepared by Tenant’s Architect, (ii) approved by both Landlord and Tenant, and (iii) specifies the Tenant improvements to the Premises as requested by Tenant to be completed by Landlord pursuant to the terms and conditions of the Lease and this Exhibit E.

(h)	“Architect” means the Tenant’s Architect, to perform the functions of the Space Planner with respect to the Initial Improvements.

(i)	“Tenant's Costs” means that portion of the Cost of the Work in excess of the Tenant Improvement Allowance.

(j)
“Tenant Delays” means a delay in the completion of the Work as the probable result of (i) any failure by Tenant to approve the Construction Plans when due, (ii) any failure of Tenant to furnish Tenant's electrical, mechanical, and/or structural requirements when due, (iii) any change by Tenant in the Construction Plans as approved by Tenant, or any state of facts which gives rise to a change referred to in the definition of Change Costs or any changes resulting in a Change Cost as directly caused by Tenant, (iv) any other act or omission of Tenant, or a Tenant Related Party, including any violation of the provisions of the Lease or any delay in giving authorizations or approvals pursuant to this Work Letter, or (v) any other cause except a cause arising directly from a delay by Landlord or a Landlord Related Party. Tenant and Landlord agree to establish a mutually acceptable schedule of due dates for submission of plans and the required approval time frames to be attached to this Exhibit E as Exhibit E-1 as soon as reasonably available.

(k)
“Work” means all materials and labor to be added to the Basic Construction of the improvements in order to complete the installation of the Initial Improvements within the Premises for Tenant in accordance with the approved Construction Plans, including any modifications to the Building, any electrical or plumbing work required to meet Tenant's electrical and plumbing requirements, and any special air conditioning work required to be performed in the Premises.

(l)	“Working Days” means all days of the week other than Saturday, Sunday, and legal holidays.

2.    CONSTRUCTION PLANS. Within four (4) weeks after execution of the Lease, Tenant’s Architect, shall provide Landlord’s architect with sufficient information for Landlord’s architect to complete the Construction Plans, including Tenant's contemplated electrical loads, finishes, and

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other items necessary for Landlord’s Architect to complete the Construction Plans. Attached to this Exhibit E is the schedule of approval dates as prepared by Tenant’s Architect Landlord’s Architect and Landlord’s engineer will, at Tenant’s expense (after Tenant has approved such costs), prepare an initial set of Construction Plans for the Initial Improvements, including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Prior to the time that the Construction Plans are completed, (at Schematic Design, with updates at Design Develop and 70% completion of the Construction Documents) Landlord will retain a price estimate contactor to provide pricing information for both Landlord and Tenant, regarding construction of the improvements to the Premises and Common Areas. The parties will select a mutually acceptable price estimate contractor to provide the pricing information. This price estimate contractor will also be allowed the right to submit a proposal in response to the RFP to select a construction contractor to construct the improvements to the Premises and the Common Area. . Within ten (10) Working Days after Construction Plans are delivered to Tenant, Tenant shall approve (which approval shall be not unreasonably withheld) or disapprove the initial set of Construction Plans in writing and if disapproved, Tenant shall provide Landlord and Landlord’s Architect and Landlord’s engineer with specific reasons for disapproval. The foregoing process shall be repeated until the Construction Plans are approved by Tenant. If the Construction Plans are not approved in writing by both Tenant and Landlord on or before a date mutually agreed to by the parties, because of a delay caused by Tenant, then each day after that date until the Constructions Plans are approved by Tenant shall constitute one (1) day of Tenant Delay. Notwithstanding the foregoing, any delay caused by Landlord in not approving Tenant’s modifications beyond the mutually agreed to date will constitute one (1) day of Landlord Delay delaying the Rent Commencement Date for each day of Landlord Delays.

Landlord agrees that any changes to the Construction Plans, or changes to the specified materials require Tenant’s prior written approval before commencement of work. Landlord will be responsible for latent defects to the building system.

3.    CHANGES TO APPROVED PLANS. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s requested changes after Tenant has approved the Construction Plans (all of which shall be subject to approval by Landlord and, if applicable, any other governmental agency or authority to which the Construction Plans are required to be submitted), excluding changes due to code compliance or incorrect information as supplied by Landlord or Landlord architect, the expense of any such re-drawing or re-drafting and the applicable change costs will be charged to Tenant and payable from Tenant’s Tenant Improvement Allowance, subject to Tenant’s prior written approval. Any expense for re-drawing or re-drafting of approved plans requested by Landlord after the approval of such plans shall be borne by Landlord.

4.    COORDINATION OF PLANNERS AND DESIGNERS. Tenant has selected HGA as Tenant’s Architect of record. Landlord has selected HGA as Landlord's Architect of record.

5.    CONSTRUCTION OBLIGATION AND FINISH ALLOWANCE. Landlord agrees to construct the Initial Improvements but Landlord shall not, under any circumstances, be required to spend more than the Tenant Improvement Allowance in doing so. The Tenant Improvement Allowance shall be disbursed by Landlord, from time to time after receiving Tenant’s written

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approval, for payment of the Cost of the Work, including the Construction Management Fee payable to Landlord. In consideration for Landlord administering the construction of the Initial Improvements, Tenant agrees to pay Landlord a fee equal to one and one half percent (1.5%) of the sum of the Cost of the Work (“Construction Management Fee”). The Construction Management Fee shall be paid to Landlord bi-weekly on the basis of Landlord’s reasonable estimate of the percentage of the Initial Improvements completed at the time of the payment. Tenant will be billed in arears for any payment owed for any additional work requested and approved in writing by Tenant above and beyond the Tenant Improvement Allowance. On or prior to the Commencement Date, Landlord agrees to provide to Tenant the final cost of the Tenant approved improvements, Tenant shall deliver to Landlord the actual Tenant’s Costs, minus the Prepayment previously paid, unless there are any good faith challenges which parties agree to resolve in a timely fashion. All sums due Landlord under this Section 5 shall be considered Rent under the terms of the Lease. Except as set forth herein, nonpayment shall constitute a default under the Lease and shall entitle Landlord to any and all remedies specified in the Lease, unless Tenant has a good faith defense as to the amount owed.

6.    LIENS ARISING FROM TENANT’S COSTS. Tenant agrees to keep the Premises free from any liens arising out of nonpayment of work as requested and approved by Tenant above the Tenant Improvement Allowance (“Tenant’s Costs”). In the event that any such lien is filed and Tenant, within thirty (30) days following such filing fails to cause same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord in its reasonable discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection with any such lien shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord, shall bear interest at the rate provided for in the Lease thirty days from the date of invoicing by Landlord to Tenant, until the date of reimbursement by Tenant, assuming there is no good faith challenge by Tenant.

7.    DELAYS. In the event that the Initial Improvements are not Substantially Complete by the Projected Delivery Date because of one or more Tenant Delays, then the Commencement Date shall be the Adjusted Substantial Completion Date (hereinafter defined). The Adjusted Substantial Completion Date shall be the date on which the Initial Improvements are Substantially Complete, adjusted backward, however, by one day for each day of Tenant Delays, if any. Notwithstanding the foregoing, in the event that the Initial Improvements are not Substantially Complete by the Projected Delivery Date because of one or more Landlord Delays, then the Commencement Date shall be the Adjusted Substantial Completion Date (hereinafter defined) and Tenant will be granted a corresponding abatement in daily Rent for any Landlord Delays which delay delivery of the Premises to Tenant for Tenant’s work or occupancy. Notwithstanding the foregoing, in the event Tenant is delayed in occupying the Premises for a period of more than 30 days after the Projected Delivery Date due to Landlord Delay, Tenant will have to hold over in Tenant’s current buildings and all reasonable direct out-of-pocket costs incurred by Tenant’s hold over will be reimbursed by Landlord.

8.    SUBSTANTIAL COMPLETION AND PUNCH LIST. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean that the Initial Improvements are sufficiently complete in accordance with the Construction Plans so that Tenant

1001 3rd Avenue South - Select Comfort Corporation - NNN (2016 v1.1)

can reasonably use the Premises for the Permitted Use. Tenant’s acceptance of the Premises does not relieve Landlord of Landlord’s responsibility to correct defective work, nor does Tenant’s acceptance of the Premises change Landlord’s obligation to correct such defective work under warranty.

Landlord’s Work must include, but not be limited to, the following: (i) completion of all the requirements of Exhibit E entitled “Landlord’s Work Letter”, (ii) permanent utilities must be installed and operational at the Premises (including HVAC, gas, water and electricity, as well as a fully operational electrical panel), and (iii) issuance of a final Certificate of Occupancy; however, if the final Certificate of Occupancy cannot be issued until Tenant has finished Tenant’s build out, then a temporary Certificate of Occupancy can be issued with the understanding that Landlord is responsible for obtaining the Final Certificate of Occupancy. Fifteen (15) days prior to substantial completion of Landlord’s Work, Landlord will notify Tenant’s project manager of the scheduled completion of Landlord’s Work. Tenant will schedule a walk through to complete Tenant’s punch list, with Landlord’s representative to confirm Landlord’s substantial completion and accept the premises and confirm the Delivery Date. All open punch list items must be completed within thirty (30) days of submission of Tenant’s completed punch list to Landlord’s representative.

9.    ADDITIONAL WORK. If Tenant should desire to perform any work in the Premises prior to the Commencement Date which is not within the Initial Improvements (“Additional Work”), all Additional Work shall be subject to the provisions of Article 5 of the Lease. Landlord shall not be liable for any injury, loss, or damage to any of Tenant's installations or decorations made prior to the Commencement Date and not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord's Contractor from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the Premises by or on behalf of Tenant (but excluding work performed by Landlord or Landlord's Contractor).
10.    CONSTRUCTION REPRESENTATIVES. Landlord's and Tenant's representatives for coordination and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:

Name:	Spencer E. Mullee, DCI Technology Services, LLC
Address:	331 2nd Avenue South, Suite 100
Minneapolis, MN 55401
Phone:	612.424.8485

Tenant's Representative:

Name:	Mark E. Battis, Select Comfort Corporation
Address:	9800 59th Avenue North
Minneapolis, MN 55442
Phone:	763-551-6149

1001 3rd Avenue South - Select Comfort Corporation - NNN (2016 v1.1)

Or any other Tenant Representative as designated by Tenant and such information is communicated in writing by Tenant to Landlord

1001 3rd Avenue South - Select Comfort Corporation - NNN (2016 v1.1)

EXHIBIT "F"

Commencement Date Agreement and
Confirmation of Gross Leasable Area

WHEREAS, DCI 1001 Minneapolis Venture, LLC, (hereinafter called “Landlord”), and Select Comfort Corporation, a Minnesota corporation (hereinafter called “Tenant”) have entered into a certain “Lease” dated _____________________ for Premises in the building located at 1001 Third Ave South, Minneapolis, Minnesota; and
WHEREAS, Landlord and Tenant now desire hereby to confirm the Commencement Date and the Termination Date of the Lease Term and other matters as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and of the benefits to be derived here from, the parties hereby agree as follows:

1.	Possession of the Premises was delivered to Tenant on: ___________________.

2.	The Rentable Square Footage of the Premises is: _____________________.

3.	The Rent Commencement Date is: ____________________.

4.	The First Lease Year is: _________________.

5.	The expiration of the Lease Term shall be: _____________________.

6	Tenant’s Proportionate Share is: .
THIS Agreement supplements and, if applicable, supersedes any dates set forth in the Lease.
The remainder of this page was intentionally left blank.

1001 3rd Avenue South - Select Comfort Corporation - NNN (2016 v1.1)

EXECUTED this _____ day of _____________________, ______.
LANDLORD:

DCI 1001 Minneapolis Venture, LLC, a _________ limited liability company

By: ____________________________
Name: _________________________
Title: ___________________________

TENANT:
SELECT COMFORT CORPORATION
a Minnesota corporation

By: ____________________________
Name: _________________________
Title: ___________________________

1001 3rd Avenue South - Select Comfort Corporation - NNN (2016 v1.1)